Exhibit 2.4

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of November 3, 2015, by and among (i) Almost Family, Inc., a Delaware corporation ("Parent"), (ii) National Health Industries, Inc., a Kentucky corporation ("Acquiror"), (iii) AFAM Acquisition, LLC, an Ohio limited liability company  ("Merger Sub"), (iv)  Black Stone Operations, LLC, an Ohio limited liability company ("Target"), (v) Black Stone Companies of Ohio, Inc.,  an Ohio corporation, ERH Development, LLC, an Ohio limited liability company, Warren County Community Services, LLC, an Ohio limited liability company, LEC Community Services, Inc., an Ohio corporation, Primrose Retirement Communities, LLC, a South Dakota limited liability company, and Kimberly Payne (each a "Selling Party" and collectively, the "Selling Parties"), and (vi) David Brixey, an individual, as the representative for the Selling Parties  ("Selling Parties' Agent").

RECITALS

A.Target, Acquiror, Merger Sub and Selling Parties believe it is in the best interests of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, the Boards of Managers of Target and Merger Sub, and the Board of Directors of Acquiror, have approved the Merger.

B.In connection with the Merger, the outstanding Target Units at the Effective Time will be converted into the right to receive a portion of the Merger Consideration, upon the terms and subject to the conditions of this Agreement.

C.Acquiror will deposit the Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in this Agreement and in the Escrow Agreement.

D.Target, Selling Parties, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.Definitions.  As used in this Agreement, and the attachments hereto, the following terms shall have the following meanings:

"409A Plan" has the meaning set forth in Section 3.23(j).

"ACA" means the Affordable Care Act.

"Acquiror" has the meaning set forth in the introductory paragraph.

"Acquiror Cap" has the meaning set forth in Section 9.7(d).

"Acquiror Certificate" has the meaning set forth in Section 9.2(a).

"Acquiror Express Indemnification Clauses" means Sections 9.7(a)(iii) through (iv) of this Agreement.

"Acquiror Financial Statements" has the meaning set forth in Section 5.5(b).

"Acquiror Fundamental Representations" has the meaning set forth in Section 9.7(b).

"Acquiror Indemnified Person" and "Acquiror Indemnified Persons" have the meanings set forth in Section 9.1(a).

"Acquiror Notes" means the  promissory notes included among the Merger Consideration, substantially in the form of instrument attached as Attachment B.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreed Accounting Principles" means GAAP as currently applied by the Company in accordance with the principals set forth on Attachment E.

"Agreement" has the meaning set forth in the introductory paragraph.

"Breach" has the meaning set forth in Section 3.14(g).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Louisville, Kentucky are authorized or required by Law to be closed for business.

"Cap" has the meaning set forth in Section 9.1(d)(i).

"Cavins Litigation" means Lisa Cavins v. SB Health Care, Inc. dba Home Healthcare by Black Stone, Strobl & Associates, et al, Court of Common Pleas Montgomery County, Case No. 2013 CV 07540, including without limitation, any appeal or other actions with respect thereto.

"CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

"Certificate of Merger" has the meaning set forth in Section 2.1(a).

"Claims Period" has the meaning set forth in Section 9.2(c).

"Closing" has the meaning set forth in Section 2.2(a).

"Closing Date" has the meaning set forth in Section 2.2(a).

"Closing Statement" has the meaning set forth in Section 2.7(c).

"COBRA" has the meaning set forth in Section 3.23(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" has the meaning set forth in Section 6.1.

"Contract" means any contract, agreement or arrangement, whether written or oral.

"Converted Units" has the meaning set forth in Section 2.6(a).

"Copyrights" means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

"Damages" means any and all losses, costs, damages, diminution in value, liabilities, Taxes and reasonable expenses, including, without limitation, reasonable costs and expenses arising from claims, demands, actions and causes of action (including reasonable legal fees).

"Deductible" has the meaning set forth in Section 9.1(b).

"Effective Time" has the meaning set forth in Section 2.2(a).

"Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention  or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding for purposes of this Agreement, Permitted Encumbrances.

"Environmental Laws" means any applicable Laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, CERCLA.

"ERISA" has the meaning set forth in Section 3.23(a).

"ERISA Affiliate" has the meaning set forth in Section 3.23(a).

"Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

"Escrow Amount" shall have the meaning set forth in Section 2.1(c)(iii).

"Escrow Agreement" means an escrow agreement in substantially the form attached hereto as Attachment  C.

 "Escrow Fund" means the fund established pursuant to the Escrow Agreement, including only the Escrow Amount paid by Acquiror to the Escrow Agent at the Closing pursuant to Section 2.8 of this Agreement.

"Exchange Agent" has the meaning set forth in Section 2.7(a).

"Express Indemnification Clauses" means Sections 9.1(a)(iii), 9.1(a)(v) and 9.1(a)(vii)  of this Agreement, and third party personal injury and property damage claims falling within the scope of Section 9.1(a)(vii) of this Agreement.

 "FMLA" has the meaning set forth in Section 3.23(h).

"Federal Anti-Kickback Statute" has the meaning set forth in Section 3.14(b).

"Federal False Claims Act" has the meaning set forth in Section 3.14(b).

"Fundamental Representations" has the meaning set forth in Section 9.1(b).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any United States federal or state government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality.

 "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Governmental Programs" has the meaning set forth in Section 3.14(i).

"Hazardous Materials" means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," "contaminant" or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term "Hazardous Materials" shall include without limitation any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

"Health Care Laws" has the meaning set forth in Section 3.14(b).

"Health Care Permits" has the meaning set forth in Section 3.14(j).

"HIPAA" has the meaning set forth in Section 3.14(b).

"HITECH Act" has the meaning set forth in Section 3.14(b).

"Home Health Aid Timesheet Dispute" means the internal investigation initiated concerning possible falsification of client signatures on visit records by two (2) home health aides at Nursing Resources Corporation, which could result in potential liability, including without limitation, any self-reporting obligation or civil or criminal investigation related thereto.

"Identified Tax Issues" means (a) the Blackstone Group, LLC QSUB election matter, whereby an election to be treated as an S Corporation was unexpectedly made by Blackstone Group, LLC in 2006 and QSUB elections  (necessary following the Target Group restructurings of 2008 and 2014) cannot be located, but would have been required to maintain such election and may result in potential tax liability to the Blackstone Group, LLC;  and (b) the Nursing Resources Corporation 336(e) election matter, whereby Nursing Resources Corporation was to timely file a Section 336(e) election with the IRS following the closing of the stock purchase agreement between Nursing Resources Corporation and Black Stone of Northwest Ohio, LLC, but failed to do so, which may result in potential tax liability to Black Stone of Northwest Ohio, LLC.

"Indebtedness" means (a) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit (upon which funds have been drawn), guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, as well as any interest or other premium thereon and (c) all capital leases.  Indebtedness includes all convertible debt of Target that has not converted prior to Closing into Target Units, and with respect thereto, shall include all principal and accrued and unpaid interest and any other amounts payable to the holder necessary to cause such convertible debt to be paid and satisfied in full.

"Independent Accountant" means a regional accounting firm that doesn't do the audit work for any of Target Group or Parent (or Parent's direct and indirect subsidiaries), selected by mutual agreement of Acquiror and Selling Parties' Agent.

"Information Systems" has the meaning set forth in Section 3.11(b).

 "Intellectual Property Rights" means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

"IRS" has the meaning set forth in Section 3.23(b)

"Key Employee" means those employees of Target Group listed on Attachment A.

"Knowledge" means, with respect to a party, such party’s actual knowledge.  For purposes of this Agreement, "Knowledge" of Target means the actual knowledge of the following individuals: David Tramontana, Jordan Broome, and Jenny Sand.

"Law" means, collectively, all federal, state, provincial foreign or local statutes, laws, ordinances, regulations, rules, codes, orders, other requirements or rules of law.

"Lease" or "Leases" has the meaning set forth in Section 3.16.

"Majority Holders" has the meaning set forth in Section 9.4(e).

"Material Adverse Effect" means any change, effect, event, circumstance or condition that is materially adverse to the business, financial condition, results of operations, assets or liabilities of the applicable Person and its subsidiaries, taken as a whole, but shall exclude any change, effect, event, circumstance or condition resulting or arising from: (i) changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which such Person operates, including an increase in competition; (ii) continuation or escalation of war, armed hostilities or national or international calamity; (iii) any act of God or natural disaster; (iv) any act of terrorism or change in geopolitical conditions;  (v) changes expected by Parent and/or Acquiror or for which Parent and/or Acquiror had knowledge; and (vi) any change in GAAP, except to the extent such change has a materially disproportionate effect on such Person as compared to any of the other companies in such Person’s industry.

"Material Contract" means any Contract to which any of Target Group is, and at Closing will remain, a party: (A) with receipts or expenditures (excluding payments of Indebtedness) in excess of $100,000 during calendar year 2014 or anticipated receipts or expenditures (excluding payments of Indebtedness) during calendar year 2015; (B) intentionally deleted; (C) requiring any of Target Group to indemnify any Person; (D) granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation); (E) evidencing Indebtedness of and to any of Target Group; (F) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (G) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2014; (H) which limits or purports to limit the ability of the Target Business to compete in any line of business or with any Person or in any geographic area or during any period of time; (I) intentionally deleted;  (J) which contains "most favored nation" or preferred pricing provisions; (J) Leases; (K) for which the execution of this Agreement and/or the consummation of the transaction contemplated hereby could reasonably be expected to (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from any of Target Group; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract, (L)  with a Private Program or Governmental Program with receipts in excess of $100,000 during calendar year 2014 or expected receipts in excess of $100,000 for calendar year 2015, or (M) providing any compensation or other benefits payable for referral of business to any of the Target Group.

"Merger" has the meaning set forth in Recital A.

"Merger Consideration" has the meaning set forth in Section 2.1(b).

"Merger Sub" has the meaning set forth in the introductory paragraph.

"Northwest Acquisition Earn Out" means the earn-out rights in connection with the Nursing Resources Corporation stock purchase agreement, dated March 5, 2015, whereby David Venzke, the seller of Nursing Resources Corporation, may be eligible to receive certain compensation based upon Black Stone of Northwest Ohio, LLC operations.

"Ohio Law" has the meaning set forth in Section 2.1(a).

"PPACA" means Patient Protection and Affordable Care Act of 2010.

 "Parent Common Stock" means shares of Almost Family, Inc. voting common stock.

"Parent" has the meaning set forth in the introductory paragraph.

 "Patents" means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including without limitation, all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

"Pension Plan" has the meaning set forth in Section 3.23(d).

"Permitted Encumbrances" means (1) all statutory or other liens for taxes or assessments that are not yet due, (2) all workmen’s and repairmen’s liens and other similar liens imposed by Law incurred in the ordinary course of business for sums not yet due, (3) other encumbrances to the extent fully reflected in the Target Financial Statements, and (4) other encumbrances that do not materially detract from the value of, materially interfere with, or otherwise materially affect, the business operations involving the asset or property subject thereto or affected thereby.

"Permits" has the meaning set forth in Section 3.10.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

"Personnel" has the meaning set forth in Section 3.14(b).

"Pre-Closing Tax Period" has the meaning set forth in Section 9.1(a)(v).

"Private Program" has the meaning set forth in Section 3.14(c).

"Pro Rata Portion" means with respect to any Selling Party, an amount equal to the quotient obtained by dividing (a) the number of Target Units held by such Selling Party as of the Effective Time by (b) the number of Target Units held by all Selling Parties as of the Effective Time.

"RCRA" means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

"Related Parties" and "Related Party" each have the meanings set forth in Section 10.12.

 "Representatives" means officers, directors, managers, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

"Required Contract Consents" has the meaning set forth in Section 3.15(b).

"Restricted Business" means a business engaged in providing home health services to patients, including services (i) that are paid for under Medicare, Medicaid, PASSPORT, or any other governmental program, private pay, any commercial insurance, or reimbursement, and (ii) that are in the fields of skilled home healthcare, unskilled assistive care, private duty, or nurse practitioner house calls or hospice services.

"Retained Employee Liabilities" means (i) compensation and bonus amounts payable to current and former employees of the Target Group with respect to the pre-Closing period, (ii) any change in control, severance, stay bonus, transaction bonus, management fees, directors' fees, guaranty fees, or related or similar obligations related to or triggered by the Merger payable to a current or former employee or other service provider of the Target Group, (iii) Damages arising out of or relating to Target Employee Plans and relating to the period prior to the Closing Date, and (iv) any payroll, withholding or related costs and expenses associated with the items in (i) through (iii) above.

"Returns" means Tax returns, estimates, information statements and reports required to be filed with any taxing authority with respect to any Target Group Taxes.

"Rule 144" has the meaning set forth in Section 2.12(a).

"SEC" means the Securities and Exchange Commission.

"SEC Reports" has the meaning as set forth in Section 5.5(a).

"Securities Act" means the Securities Act of 1933, as amended.

"Selling Parties' Certificate" has the meaning set forth in Section 9.7(e).

"Selling Parties' Claims Period" has the meaning set forth in Section 9.7(e).

"Selling Parties" has the meaning set forth in the introductory paragraph.

"Selling Parties' Agent" has the meaning set forth in the introductory paragraph.

"Selling Parties Noncompetition Agreements" has the meaning set forth in Section 6.6.

"Stark Law" has the meaning set forth in Section 3.14(b).

"Straddle Period" has the meaning set forth in Section 6.5(a).

"Sub Units" has the meaning set forth in Section 2.6(a).

"Surviving Company" has the meaning set forth in Section 2.1(a).

"Target" has the meaning set forth in the introductory paragraph.

"Target Balance Sheet" has the meaning set forth in Section 3.7.

"Target Balance Sheet Date" has the meaning set forth in Section 3.4(a).

"Target Business" means the operation of the business of the Target Group as currently conducted, including without limitation, the operation of a Medicare and Medicaid-certified home health and assisted care provider business.

"Target Charter Documents" has the meaning set forth in Section 3.1(a).

 "Target Disclosure Schedule" has the meaning set forth in Section 3.

"Target Employee Plans" has the meaning set forth in Section 3.23(a).

"Target's Equity Mirror Agreement"  means the agreement dated October 1, 2012, between Target and Phyllis Atkinson.

"Target Financial Statements" has the meaning set forth in Section 3.4(a).

"Target Group" means Target and the Target Subsidiaries.

"Target Group's Current Facilities" has the meaning set forth in Section 3.21.

"Target Group's Facilities" has the meaning set forth in Section 3.21.

"Target Group Intellectual Property" has the meaning set forth in Section 3.9(a).

"Target Group Liabilities" has the meaning set forth in Section 2.1(e).

"Target Indebtedness" means Indebtedness of any of the Target Group.

"Target Indemnified Persons" has the meaning set forth in Section 10.9(a).

"Target's Phantom Equity Agreements"  means those two (2) agreements, both dated March 5, 2014, between Target and David Venzke and Target and Darren Horrigan, respectively.

"Target Subsidiaries" means those business entities listed on Section 1 of the Target Disclosure Schedule.

"Target Transaction Expenses" means Transaction Expenses.

"Target Units" means Target's units of membership interest (as described in Target's operating agreement).

 "Tax" and "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and including any obligations to indemnify or succeed to such amounts with respect to any other Person (including any liability for Taxes of a predecessor entity).

"Third Party Claims" has the meaning as set forth in Section 9.6(a).

 "Third Party Payor" includes any entity charged with paying claims or reimbursing the Target Business for health care services provided to Governmental Programs or Private Program patients including but not limited to carriers and Private Program health insurance administrators or third party administrators.

"Trade Secrets" means all proprietary, confidential and/or non-public information, however documented, including but not limited to all trade secrets within the meaning of applicable Law.

"Trademarks" means all material (common law or registered) (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (b) all goodwill associated with or symbolized by any of the foregoing.

"Transaction Expenses" means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred by the Target Group relating to the Merger that:  (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the Target Business, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the Target Business, (ii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the Target Business, with respect to the Target Business (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Merger or any of the transactions contemplated by this Agreement; or (b) arises, is triggered or becomes due or payable, in whole or in part, as result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement, including in connection with any bonus, severance or change in control arrangement.

"Transfer Agent"  means Computershare, and any successor transfer agent employed by Parent.

"Unconverted Convertible Debt" has the meaning set forth in Section 2.6(c).

"WARN" has the meaning set forth in Section 3.23(l).

2.The Merger.

2.1The Merger; Merger Consideration.

(a)        At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Attachment D (the "Certificate of Merger") and the applicable provisions of the Ohio Limited Liability Company Act  ("Ohio Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the Surviving Company (the "Surviving Company").

(b)        The aggregate consideration payable by Acquiror for Target in the form of Parent Common Stock, Acquiror Notes and cash shall be $41 million ($41,000,000), with the amount of merger consideration payable by Acquiror to holders of Target Units increased or decreased, pursuant to this Agreement, as follows (the "Merger Consideration"):

(i)decreased by the amount of Target Indebtedness;

(ii)decreased by the Transaction Expenses;

(iii)decreased by the aggregate Retained Employee Liabilities; and

(iv)decreased by the aggregate value of restricted Parent Common Stock actually granted to Key Employees at Closing, or expected to be granted within thirty (30) days of Closing, pursuant to the employment agreements, employment letters or other instruments executed by each Key Employee, with a maximum reduction in Merger Consideration of Nine Hundred Thousand Dollars ($900,000.00).

(c)        The Merger Consideration shall be paid as follows:

(i)Seven Million Five Hundred Fifty Thousand Dollars ($7,550,000.00) of the Merger Consideration shall be paid in the form of Parent Common Stock, to be divided among the Selling Parties as directed on the Closing Statement. For purposes of this Agreement, the value of Parent Common Stock shall be equal to the average closing price of Parent's publicly-traded common stock over the 20 trading days ending with Monday, November 2, 2015;  provided,  however, that pursuant to Section 2.12(c), the $7,550,000 of Merger Consideration otherwise payable in the form of Parent Common Stock shall be reduced by approximately $190,000, reflecting the agreement to pay non-accredited investors in cash rather shares of Parent Common Stock.

(ii)$5 million ($5,000,000.00) of the Merger Consideration shall be paid in the form of Acquiror Notes, bearing interest at an annual rate of five percent (5%) payable quarterly with principal due and payable in a single balloon payment on the third anniversary of Closing Date, to be issued to the Selling Parties in the initial principal amounts directed on the Closing Statement;

(iii)$3 million ($3,000,000.00) of the Merger Consideration (the "Escrow Amount") shall be paid to the Escrow Agent by wire transfer of immediately available funds to an account designed by the Escrow Agent prior to the Closing Date; and

(iv)the remaining balance of the Merger Consideration,  increased or decreased pursuant to Section 2.1(b)(i) – (iv) above, shall be paid in cash to the Selling Parties by wire transfer of immediately available funds, to be divided among the Selling Parties as directed on the Closing Statement.

(d)        To the extent that after combining all shares of Parent Common

Stock to be received by a Selling Party in the Merger such Selling Party would be entitled to receive a fractional share of one-half or more of a share of Parent Common Stock, such Selling Party shall receive one additional whole share, and if such Selling Party would be entitled to receive a fractional share of less than one-half of a share of Parent Common Stock such Selling Party shall not receive such fractional share.

(e)        Acquiror shall pay, or shall cause Target to pay and satisfy in connection with the consummation of the Closing: (i) the Target Indebtedness, (ii) the Target Transaction Expenses, and (iii) the Retained Employee Liabilities (collectively, the "Target Group Liabilities").

(f)        In the event that less than Nine Hundred Thousand Dollars ($900,000.00) of restricted Parent Common Stock is granted to the Key Employees, at or within thirty (30) days of the Closing, as provided in 2.1(b)(iv) above, then Acquiror shall pay the Selling Parties, within forty five  (45) days of Closing, on a pro-rata basis and as additional Merger Consideration (in cash by wire transfer of immediately available funds) an amount equal to Nine Hundred Thousand Dollars ($900,000.00) minus the aggregate value (as of the date such stock was actually issued) of all of the restricted Parent Common Stock actually granted to Key Employees at or within thirty (30) days of the Closing.

2.2Closing; Effective Time.

(a)        The closing of the transactions contemplated hereby (the "Closing") shall take place on the date of this Agreement (the "Closing Date").  The Closing shall be effected by electronic exchange of all documents required for the Closing.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Ohio Secretary of State, in accordance with the relevant provisions of Ohio Law (the time of such filing being the "Effective Time", which shall be deemed to have occurred at 12:01 a.m. on November 5, 2014).

(b)        At the Closing, the Selling Parties shall deliver to Acquiror and Merger Sub from Target’s Secretary a certificate having attached thereto (i) the Target Charter Documents, each as in effect immediately prior to the Effective Time, (ii) resolutions approved by Target’s Board of Managers authorizing the transactions contemplated hereby, (iii) the executed written consent of the members of Target (i.e., the Selling Parties) approving the Merger, and (iv) for each member of the Target Group, certificates of existence issued by the Ohio Secretary of State and for each other state  where such member of the Target Group is qualified to do business, in each case dated as of a date no more than two (2) Business Days (for the certificate of existence).

(c)         At or prior to the Closing, the Selling Parties shall deliver to Acquiror all of the Required Contract Consents.

(d)        At the Closing, Target, the Selling Parties' Agent, Acquiror, and the Escrow Agent shall execute and deliver the Escrow Agreement.

(e)        At the Closing, Target shall deliver to Acquiror a statement (in such form as may be reasonably requested by counsel to Acquiror), dated as of the Closing Date and executed by Target’s Board of Managers, certifying that: (i)  for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(b)(2), Target is not a "foreign person" as defined in Section 1445 of the Code, and (ii) for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-11T(d)(2), (A) 50% or more of the value of the gross assets of Target do not consist of "United States real property interests" under Section 897(c) of the Code, and (B) 90% or more of the value of the gross assets of Target does not consist of U.S. real property interests plus cash or cash equivalents.

(f)        At the Closing,  if requested by Acquiror, Target shall deliver to Acquiror written resignations, effective as of the Effective Time, of all officers, managers, members of the board of managers and directors of the Target Group.

(g)        At or prior to Closing, (i) Target  shall have delivered to Acquiror all necessary payoff or similar letters with respect to the repayment and satisfaction, simultaneous with or prior to Closing, of the  Indebtedness, and (ii)  Target Group's assets shall have been released, or be eligible for release, from all security interests thereon and Target shall have taken all steps necessary to terminate, or initiate the termination of, all UCC financing statements which have been filed with respect to such security interests.

(h)        At the Closing, the Selling Parties' Agent and Acquiror shall have agreed upon and executed the Closing Statement. The Selling Parties acknowledge that the allocation of Merger Consideration among the Selling Parties as set forth on the Closing Statement is a true and correct allocation of such Merger Consideration and that any post-Closing distributions or payments made pursuant to this Agreement or the Escrow Agreement by Acquiror to the Selling Parties' Agent shall satisfy the obligation of Acquiror or Escrow Agent to make such payment and the use or distribution of such proceeds shall be the sole responsibility of the Selling Parties' Agent.

(i)        At or prior to Closing, each of the Key Employees and Selling Parties shall have entered into a Key Employee Noncompetition Agreement or a Selling Parties Noncompetition Agreement, as applicable.

(j)        At or prior to Closing, each Selling Party shall have delivered to Acquiror a general release by Selling Party of each member of the Target Group, excluding rights with respect to director's and officer's indemnification to the extent contemplated in this Agreement and rights under this Agreement.

(k)        Intentionally deleted.

(l)        Intentionally deleted.

(m)        At the Closing, the Exchange Agent will cause the Merger Consideration to be duly paid to such Selling Party as provided herein.

(n)        At the Closing, Acquiror shall cause the Escrow Amount to be deposited with the Escrow Agent and shall complete the payments contemplated in the Closing Statement (including, without limitation, with respect to any payment of Transaction Expenses, upon receipt of reasonably satisfactory evidence that each such Transaction Expense is the entire amount owed to such service provider, and with respect to any Retained Employee Liability, upon receipt from an applicable current or former employee of the Target Group of customary releases and acknowledgements of payment).

(o)        At or prior to the Closing, Target shall deliver to Acquiror a full release by all holders of rights under Target's Equity Mirror Agreements,  Target's Phantom Equity Agreements,  and by parties to any other similar agreements, and participants in any compensation or equity plans, pursuant to which any of the Target Group grants any rights with respect to equity or rights in equity, options, warrants, incentive compensation, phantom equity plans, equity appreciation rights, severance arrangements or other similar equity or bonus arrangements.

(p)        At or prior to the Closing, Target shall deliver to Acquiror evidence satisfactory to Acquiror that all convertible notes issued by any of the Target Group have been duly converted or are paid and satisfied in full as Target Indebtedness.

(q)        At or prior to the Closing, Target shall deliver to Acquiror evidence satisfactory to Acquiror that all warrants issued for the purchase of Target Units have been cancelled and that the holders of such warrants have released Target.

(r)        At or prior to Closing, Target shall deliver to Acquiror evidence satisfactory to Acquiror that the following agreements have been cancelled and that the parties to such agreements (other than the Target Group) have released the Target Group:  (i)  intentionally deleted,  (ii) the Agreement dated January 1, 2011 with Episcopal Retirement Homes, Inc., (iii) the Agreement dated as of December 1, 2011 with ERH Development, LLC, (iv) the Right of First Refusal and Put Option Agreement dated August 1, 2014  among Black Stone Companies of Ohio, Inc., Black Stone Operations, LLC, LEC Community Services, Inc. and ERH Development, LLC, and (v) the Agreement dated March 1, 2012 with LEC Community Services, Inc.

(s)        At the Closing, Acquiror shall deliver to Selling Parties' Agent an executed guaranty whereby Acquiror shall assume, in place of Black Stone Companies of Ohio, Inc., the guaranty of obligations to CM Capital Partners, LLC with regard to the lease of the primary office of Target located at 4700 East Galbraith Road, Sycamore Township, Hamilton County, Ohio.

(t)        At the Closing, the Acquiror and Merger Sub shall deliver to Target, from Acquiror and Merger Sub’s applicable officer,  an executed certificate having attached thereto (i) resolutions approved by both Acquiror’s and Merger Sub’s Board of Directors and/or Board of Managers, as applicable, authorizing the transactions contemplated hereby, and (ii) for both Acquiror and Merger Sub, certificates of existence issued by the Ohio, or Kentucky, as applicable, Secretary of State where such entity was formed, in each case dated as of a date no more than two (2) Business Days (for the certificate of existence) prior to the Closing.

2.3Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Ohio Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4Articles of Organization; Operating Agreement. At the Effective Time, the Articles of Organization and Operating Agreement of the Surviving Company shall be the articles of organization and operating agreement of Target in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their respective terms and Ohio Law.

2.5Managers; Directors and Officers.  The manager(s), directors and officers of Target immediately prior to the Effective Time shall, from and after the Effective Time, be the managers, directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and Operating Agreement of the Surviving Company.

2.6Effect on Equity.

(a)        Conversion of Merger Sub Units.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the Selling Parties, each unit of Merger Sub (the "Sub Units") issued and outstanding immediately prior to the Effective Time shall be converted into one unit of the Surviving Company (the "Converted Units").  The Converted Units shall constitute the only membership interests of the Surviving Company at the Effective Time.  From and after the Effective Time, any certificates representing Sub Units shall be deemed for all purposes to represent the Converted Units until the Board of Directors of the Surviving Company issues new certificates in respect of such Converted Units.

(b)        Conversion of Target Units.  Each Target Unit issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the share of Merger Consideration set forth on the Closing Statement, subject to the requirement that a portion of the Merger Consideration be escrowed pursuant to Section 2.8.  From and after the Effective Time, no Target Units shall be outstanding and all Target Units automatically shall be cancelled and retired and shall cease to exist, and each holder shall cease to have any rights with respect thereto, except the right to receive for each Target Unit the share of Merger Consideration set forth on the Closing Statement, without interest thereon.

(c)        Target Convertible Debt. Except for Target’s convertible debt listed on Section 3.5(a) of the Target Disclosure Schedule (the "Unconverted Convertible Debt"), all of Target's convertible debt has been converted into Target Units and Target has no further liability or obligation with respect to Target's prior issued and outstanding convertible debt.  All of the Unconverted Convertible Debt shall be paid and satisfied at the Effective Time and the amounts payable with respect to such outstanding convertible debt shall be included in Indebtedness.

2.7Surrender of Target Units.

(a)        Exchange Agent.   The Surviving Company shall act as payment and exchange agent in the Merger (the "Exchange Agent").

(b)        Closing Statement.  Prior to the Closing, Target shall deliver to Acquiror a definitive Closing Statement (a flow of funds schedule) included in the Closing Statement (the "Closing Statement") certified by the Selling Parties' Agent and accurately setting forth:  (i) the name of each holder of Target Units immediately prior to the Effective Time, (ii) the number of Target Units held by such holder immediately prior to the Effective Time, (iii) the share of the Merger Consideration which each holder of Target Units is eligible to receive (taking into account the portion of the Merger Consideration to be paid to the Escrow Agent), and payment instructions for each holder, (iv) the calculation of Merger Consideration, (v) the amount of Target’s Indebtedness and the amount of Target Transaction Expenses, in each case as of the Closing Date, including a breakdown by individual or entity of amounts owed by each member of the Target Group,  (vi) a breakdown of the Retained Employees Liabilities, and with respect to any bonus or severance to be paid in connection with the transactions contemplated hereby, the name of the bonus or severance recipient, the amount of bonus or severance and the method of payment (e.g. payroll);  (vii) a breakdown of the Target Transaction Expenses, including the name and amount due with respect to each of the Target Transaction Expenses and the method of payment (e.g., wire instructions), and (vii)  setting forth the dollar value (and estimated number) of shares of Parent Company Stock to be issued to shareholders of Black Stone Companies of Ohio, Inc.  The parties shall in good faith attempt to promptly resolve any dispute or questions regarding the Closing Statement.

(c)        Exchange Procedures.  Commencing on the Closing Date, each holder of Target Units that have been converted into the right to receive Merger Consideration shall be entitled to receive such holder's share of the Merger Consideration set forth in the Closing Statement (subject to the escrow of a portion of the consideration pursuant to Section 2.8) in respect of such Target Unit.

(d)        Transfers of Ownership.  At the Effective Time, the equity transfer books of Target shall be closed, and there shall be no further registration of transfers of Target membership interests or options thereafter on the records of Target.

(e)        No Liability.  Notwithstanding anything to the contrary in this Section 2.7, neither the Exchange Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)        No Further Ownership Rights in Target Units.  The Merger Consideration paid with respect to Target Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Units, and there shall be no further registration of transfers on the records of the Surviving Company of Target Units which were outstanding immediately prior to the Effective Time.

(g)        Transaction Expenses and Other Professional Expenses.   With respect to each professional firm or other vendor or service provider included among the Transaction Expenses, Selling Parties shall cause such professional or other vendor to deliver a letter to Target at or prior to Closing, confirming the outstanding balance of fees and expenses due to such professional or vendor for services through the Closing Date.

2.8Escrow.

(a)        On the Closing Date, Acquiror shall deposit the Escrow Amount with the Escrow Agent.  The Escrow Amount shall be available to satisfy the indemnification obligations of the Selling Parties to the Acquiror Indemnified Persons as follows:

(i)under Section 9.1(a)(vii)  with respect to the Identified Tax Issues, in an amount up to $2,000,000;

(ii)under Section  9.1(a)(viii)  with respect to the Northwest Acquisition Earn-out, in an amount up to $625,000;

(iii)under Section 9.1(a)(ix) with respect to the Home Health Aid Timesheet Dispute, in an amount up to $225,000; and

(iv)under Section 9.1(a)(x)  with respect to the Cavins Litigation, in an amount up to $250,000.

(b)        The Escrow Amount shall be held by Escrow Agent in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(c)        The amounts identified in Sections 2.8(a)(i) through (iv) as being held in escrow with respect to the Identified Tax Issues, the Northwest Acquisition Earn-out, the Home Health Aid Timesheet Dispute and the Cavins Litigation shall either be disbursed to Acquiror, subject to the provisions of Section 9 and pursuant to valid indemnification claims under Sections 9.1(a)(vii) through (x) or disbursed to Selling Parties' Agent (for further disbursement by the Selling Parties' Agent to the Selling Parties) promptly following resolution of the respective matters described in Section 2.8(a)(i) through (iv). For purposes of determining whether such indemnification matters have been resolved, the Parties agree as follows: (i) for the Identified Tax Issues, the Parties agree that resolution shall occur in stages based upon the processing and acceptance of the private letter requests filed, or to be filed, by Target and the acceptance of such requests by the IRS such that (a) for the Blackstone Group, LLC QSUB election matter, up to $800,000 shall be eligible for release upon acceptance by the IRS of the requests applicable to such matter, and (b) for the Nursing Resources Corporation 336(e) election matter, up to $1,200,000 shall be eligible for release upon acceptance by the IRS of the requests applicable to such matter; (ii) for the Northwest Acquisition Earn-out, the Parties agree that resolution shall occur when the 2015 financial reporting period for the applicable operating results is completed and the earn-out payment, if any is calculated, which is expected to be completed by March 2016; (iii) for the Home Health Aid Timesheet Dispute, the Parties anticipate that resolution shall occur when such investigation and any related criminal civil or investigations are completed; and (iv) for the Cavins Litigation, the Parties agree that resolution shall occur when the applicable appeals process is completed and no further appeals are filed and/or eligible to be filed, which is expected in approximately three (3) to nine (9) months from the Effective Time.

(d)        Selling Parties shall be treated, and authorize the Escrow Agent to treat, the Selling parties as the owners of the Escrow Fund for income tax purposes and the Escrow Agent is authorized to report the amount of any and all earnings on IRS Form 1099 to Selling Parties in accordance with their respective Pro Rata Portion, and to issue any other Form 1099s to Selling Parties' Agent with respect to such earnings.

(e)        The fees and expenses of the Escrow Agent shall be paid in equal shares by Acquiror and the Selling Parties.  The Selling Parties' 50% share of the Escrow Agent's $3,500 acceptance fee, as provided in the Escrow Agreement, shall be included on the Closing Statement as a payment out of the cash portion of the Merger Consideration payable to the Selling Parties.

2.9Taking of Necessary Action; Further Action.  Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.10Payment of Target Liabilities.  To the extent not paid prior to Closing, Acquiror shall pay or cause Target to pay, at the Closing, the Target Transaction Expenses, Target Indebtedness and Retained Employee Liabilities in the amounts set forth on the Closing Statement and in accordance with the payment instructions included by the Selling Parties' Agent on the Closing Statement.

2.11Withholding Rights.   Each of Acquiror, the Surviving Company, and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement or the Escrow Agreement to any Selling Party such amounts as are required to be deducted and withheld with respect to any such payments under the Code or any other applicable provision of U.S. federal, state, local or non-U.S. Tax Law.  To the extent that amounts are withheld in accordance with this Section 2.11 and remitted to the applicable taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

2.12Parent Common Stock.

(a)        All Parent Common Stock issued pursuant to this Agreement shall be unregistered shares and shall be "restricted securities" under Rule 144 promulgated under the Securities Act  ("Rule 144") and Target and the Selling Parties acknowledge that the sale of the Parent Common Stock shall be subject to Rule 144 transfer restrictions.

(b)        In addition to the Rule 144 requirements, which Target and Selling Parties acknowledge apply to all Parent Common Stock separately and independently from any contractual restrictions on transfer, Target and Selling Parties agree to the following additional transfer restrictions on Parent Common Stock.  At the Closing, each Selling Party receiving Parent Common Stock shall be required to acknowledge and agree that it may not transfer its Parent Common Stock (by assignment or distribution upon liquidation or otherwise) during the period of six (6) months after issuance; provided, however, that the restriction period applicable to David Tramontana will be more than six (6) months and will be agreed-upon in connection with the negotiation of his employment terms.  Certificates representing Parent Common Stock shall include a legend evidencing the restrictions on transfer set forth in this Section 2.12, or if shares of Parent Common Stock are issued in electronic format, such shares shall be issued by the Transfer Agent subject to the notation of such applicable transfer restrictions.    Parent shall direct its Transfer Agent to remove the legend referencing restrictions set forth in this paragraph from all such shares of Parent Common Stock upon the expiration of the six (6) month period,  other than with respect to David Tramontana for whom such restrictive legend shall be removed at the expiration of three years.

(c)        The parties agree that Parent Common Stock may be issued directly to the shareholders of Black Stone Companies of Ohio, Inc., provided such shareholders complete a questionnaire confirming that they are accredited investors and are holding Parent Common Stock for investment purposes and not for resale and other customary matters.  The parties acknowledge that no shares of Parent Common Stock will be issued to non-accredited investors.  The portion of the Merger Consideration that would under the terms of this Agreement otherwise be payable in shares of Parent Common Stock to a non-accredited Selling Party (or shareholder of Black Stone Companies of Ohio, Inc.) shall instead be paid in cash.  Selling Parties represent that the dollar amount of Parent Common Stock that shall instead be payable in cash is approximately $190,000 of the $7,550,000 otherwise payable in the form of Parent Common Stock pursuant to Section 2.1(c).

2.13Intentionally Deleted.

2.14Target Group 401(k) Plans.  Prior to Closing, the Board of Directors of each applicable Target Group will adopt resolutions to terminate each of the Target Group's 401(k) plans as of a date prior to Closing.  No contributions will be made to any Target Group 401(k) plans from wages earned from and after the Closing Date.  Selling Parties will take all actions necessary to correct all Target Group 401(k) plan errors for all years, including plan document errors, administrative errors, and any other errors known to Selling Parties or the Target Group, which actions will be taken in a manner consistent with the IRS’s Employee Plans Compliance Resolution System, which may include an IRS filing and payment of penalties.   Selling Parties will work with Target Group's and Selling Parties' Agent's counsel on these corrections to ensure they are made in a proper manner, and Selling Parties and Selling Parties' Agent will ensure that the errors are corrected as promptly as possible, and that all plan accounts are then distributed to participants as promptly as possible.  Selling Parties acknowledges that IRS rules require that assets be distributed without delay following a plan termination, so time is of the essence.  Selling Parties' Agent will provide complete documentation to Acquiror of the correction of all plan errors.  Selling Parties' Agent will arrange for final nondiscrimination testing (if required by Law), filing Form 5500 annual reports, and distribution of Summary Annual Reports to participants, and will provide complete records of such actions to Acquiror.

2.15"Black Stone" Name.    Each of the Selling Parties acknowledges that by acquiring the Target Group, Acquiror has acquired the sole right to use the "Black Stone" name in connection with the operation of the Target Business, and that none of the Selling Parties shall use the "Black Stone" name in connection with the operation of any health care business in the State of Ohio or that otherwise competes with the Target Group's Target Business.

3.Representations and Warranties of Target.  Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct in all material respects, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule").  The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.

3.1Organization, Standing and Power; Subsidiaries.

(a)        Target is a limited liability company duly organized and validly existing under the laws of the State of Ohio.  Target has the requisite power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target.  None of the Target Group is qualified to do business as a foreign entity in any jurisdiction outside of Ohio.    Target has delivered to Acquiror a true and correct copy of Target’s articles of organization and operating agreement and other organizational documents, as applicable, of Target, each as amended to date (collectively, the "Target Charter Documents").  Target is not in violation of any of the provisions of the Target Charter Documents.

(b)        Each of the Target Subsidiaries is a corporation or limited liability company, duly organized and validly existing under the laws of the State of Ohio.  Each of the Target Subsidiaries has the requisite power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where qualification to do business is required by applicable Law.  Target has delivered to Acquiror a true and correct copy of the organizational documents of each of the Target Subsidiaries, as amended to date (collectively, the "Target Subsidiaries Charter Documents").   None of the Target Subsidiaries is in violation of any of the provisions of the applicable Target Subsidiaries Charter Documents.

(c)        Except as set forth on Section 3.1 of the Target Disclosure Schedule, none of the Target Group directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, which is not also part of the Target Group.

3.2Authority.

(a)        Each of the Selling Parties and Target has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary action on the part of Target and each Selling Party.  Under Ohio Law and the Target Charter Documents, the affirmative vote of the Board of Managers is the only approval necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.  This Agreement has been duly executed and delivered by Target and the Selling Parties and constitutes the valid and binding obligation of Target and the Selling Parties enforceable against Target and the Selling Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)        The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Target Charter Documents or Target Subsidiaries Charter Documents; or (ii) any Material Contract.

(c)        In connection with obtaining the Selling Parties' consent to the Merger and providing such Selling Parties and holders of Target's convertible notes with information regarding the Target Group and the Merger, other pre-Closing communications and notifications to the Selling Parties relating to matters contemplated by this Agreement, Target has complied with the terms of the Target Charter Documents, all applicable member agreements, and all applicable Law; provided, however, Target makes no representation or warranty regarding (x) any information regarding Acquiror or Parent Common Stock or (y) Acquiror's compliance with any applicable Laws including without limitation all applicable federal and state securities Laws.  Target has provided to the Selling Parties and its holders of convertible debt, all material information regarding Target, its financial information, properties and business and regarding the terms of the Merger and other transactions contemplated by this Agreement necessary for the making of all decisions relating the Merger and the other transactions contemplated by or referred to in this Agreement.

3.3Governmental Authorization.  Except as set forth on Section 3.3 of the Target Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority is required by or with respect to Target in connection with the execution and delivery of this Agreement or the Closing of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.2 of this Agreement.  Each member of the Target Group has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required by applicable Law for the operation of the Target Business or the holding of any interest in any of its properties and all of such authorizations are in full force and effect.

3.4Financial Statements.

(a)        Target has delivered to Acquiror its audited consolidated financial statements for the fiscal years ended December 31, 2014, 2013 and 2012, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the 8-month period ended August 31, 2015 (the "Target Balance Sheet Date," and such financial statements, collectively, the "Target Financial Statements").  The Target Financial Statements have been prepared in accordance with Agreed Accounting Principles (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other.  The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target Group as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b)        Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with Agreed Accounting Principles and to maintain accountability for assets; and (iii) access to the assets of the Target Group is permitted only in accordance with management’s authorization.  No member of the Target Group is a party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

(c)        The Closing Statement sets forth a true and correct schedule, in all material respects, of all Target Indebtedness, Transaction Expenses, and Retained Employee Liabilities and a true and correct allocation of the Merger Consideration among the Selling Parties based on the applicable Target Group organizational documents and applicable Law.    The financial information provided on Attachment I was prepared in accordance with the Agreed Accounting Principles.

3.5Capital Structure.    The equity of Target consists of (i) eight thousand three hundred ninety (8,390) issued and outstanding Target Units.  Following the Closing, Target shall have no warrants or options outstanding.  Except as set forth on Section 3.5(a) of the Target Disclosure Schedule, all of Target's convertible debt has been converted into Target Units and Target has no further liability or obligation with respect to Target's prior issued and outstanding convertible debt. Target has the right under applicable loan agreements to redeem all outstanding convertible debt that has not converted into Target Units in connection with the closing of transactions contemplated by this Agreement, and upon payment and satisfaction in full of amounts due pursuant to such convertible debt, Target will have no further obligations with respect to such convertible debt.  All outstanding Target Units are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as provided in the Target Charter Documents, are not subject to preemptive rights, right of participation, rights of first refusal, or similar rights, whether created by statute or any agreement to which Target is a party or by which it is bound.   No  equity based compensation plan or agreement is currently in effect, and there are no Target Units reserved for issuance under any other equity based compensation plan or agreement.  Target has delivered to Acquiror true and complete copies of each instrument and agreement evidencing convertible debt.  Except for the rights disclosed in the preceding sentences, there are no other options, warrants, restricted equity awards, phantom equity awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any Target Units or other equity or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Other than the Target Charter Documents, there are no contracts, commitments or agreements relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Target Units or other Target equity.  All Target Units were issued in all material respects in compliance with all applicable federal and state securities Laws.

(a)        The Selling Parties collectively hold all of the issued and outstanding equity interests of Target.  Each Selling Party has good title to such Selling Party's Target Units, free and clear of any Encumbrances.  With respect to each Selling Party, Section 3.5(a) of the Target Disclosure Schedule sets forth the number of Target Units that each Selling Party holds of record, and the address and state of residence of such Selling Party.     Target or a Target Subsidiary (as provided on Section 1 of the Target Disclosure Schedule) have good title to 100% of the issued and outstanding equity of each Target Subsidiary, free and clear of any Encumbrances.

(b)        All of the information contained in the Closing Statement will be, in all material respects, accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Statement, no other holder of Target Units,  Target equity or options, warrants or other rights convertible into or exercisable for Target Units or other equity shall have any right, title or claim to any consideration payable in connection with the merger described in this Agreement. The allocation of the Merger Consideration as set forth in the Closing Statement complies and is in accordance with the Target Charter Documents and Ohio Law.

(c)        Section 3.5(d) of the Target Disclosure Schedule sets forth a true and correct schedule of the issued and outstanding equity of each of the Target Subsidiaries.   No Target Subsidiary has any warrants, options or convertible debt outstanding. All outstanding equity interest of the Target Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, right of participation, rights of first refusal, or similar rights, whether created by statute or any agreement to which the applicable Target Subsidiary is a party or by which it is bound.   No equity based compensation plan or agreement is currently in effect with respect to any of the Target Subsidiaries, and there are no equity interests reserved for issuance under any other equity based compensation plan or agreement.  There are no other options, warrants, restricted equity awards, phantom equity awards, calls, rights, commitments or agreements of any character to which any of the Target Subsidiary is a party or by which it is bound, obligating any of the Target Subsidiaries to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any equity or obligating such Target Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any equity of a Target Subsidiary.  All equity interests of the Target Subsidiaries were issued in all material respects in compliance with all applicable federal and state securities Laws.

3.6Absence of Certain Changes.

(a)        Except as contemplated hereunder or as set forth on Section 3.6(a) of the Target Disclosure Schedule,  since August 31, 2015, each member of the Target Group has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably expected to result in, a Material Adverse Effect on the Target Group; (ii) any acquisition, sale or transfer of any material asset of any of the Target Group other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any of the Target Group or any revaluation by any of the Target Group of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the equity of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its equity; (v) any Material Contract entered into by any of the Target Group, other than as set forth on Section 3.16(a) of the Target Disclosure Schedule, or any material amendment to (other than in the ordinary course of business ) or termination of, or default under, any Material Contract; (vi) any amendment or change to the Target Charter Documents; (vii) any material increase in or material modification of the compensation or benefits payable or to become payable by any of the Target Group to any of its officers or employees; or (viii) any negotiation or agreement by any of the Target Group to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its Representatives regarding the transactions contemplated by this Agreement).  At the Effective Time, there will be no accrued or unpaid dividends or distributions with respect to any Target Units.

(b)        Except as set forth on Section 3.6(b) of the Target Disclosure Schedule, since August 31, 2015, there has not occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of any of the Target Group, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Target Group.

3.7Absence of Undisclosed Liabilities.  None of the Target Group has any material liability that is of a type required to be disclosed as a liability on a balance sheet prepared in accordance with Agreed Accounting Principles, other than (a) those set forth or adequately provided for in the consolidated balance sheet of Target as of the Target Balance Sheet Date (the "Target Balance Sheet"); (b) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; (c) those incurred in connection with the execution of this Agreement; and (d) those set forth in Section 3.7 of the Target Disclosure Schedule.

3.8Litigation.

(a)        Except as set forth on Section 3.8(a) of the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or, to the Knowledge of Target, investigation, pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Target, threatened against any member of the Target Group, or any of their properties or any of its officers or directors (in their capacities as such).  There is no judgment, injunction, decree or order against any member of the Target Group or, to Target’s Knowledge, any of their directors or officers (in their capacities as such).

(b)        To Target's Knowledge, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, nor is there pending any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, nor has there been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c)        Except as set forth on Section 3.8(c)  of the Target Disclosure Schedule, there is not pending or, to Target's Knowledge, threatened, any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and no member of the Target Group has received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action:  (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or from any member of the Target Group, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the equity of Target; or (iv) that would adversely affect the right of Acquiror or the Target Group to own the assets or operate the Target Business.

3.9Intellectual Property.

(a)        Section 3.9(a) of the Target Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Intellectual Property Rights owned by the Target Group that is subject to an application or registration, including all pending applications and registrations therefor ("Target Group Intellectual Property").

(b)        Except as set forth on Section 3.9(b) of the Target Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Target, as of the date hereof, (i) the Target Group Intellectual Property is valid and enforceable, and the registrations therefor are subsisting, and (ii) Target Group owns the Target Group Intellectual Property free and clear of all Encumbrances other than licenses, agreements and other arrangements entered into in the ordinary course of business.

(c)        Except as set forth on Section 3.9(c) of the Target Disclosure Schedule, to the Knowledge of Target, the operation of the Target Business as it is currently conducted does not infringe on the intellectual property of any other Person.  Since December 31, 2012, no member of the Target Group has received a written claim or demand of any Person which challenges the validity of Target Group's ownership of any Target Group Intellectual Property or asserts any such infringement, nor are there any Proceedings pending or threatened in writing.

(d)        To the Knowledge of the Target, (i) none of the products or services distributed, sold or offered by any member of the Target Group, nor any technology or materials used in connection therewith infringes upon, misappropriates or violates any Target Group Intellectual Property of any Person, and (ii) no Person is infringing, misappropriating or violating the Target Group Intellectual Property.

3.10Permits.    Each member of the Target Group holds, to the extent legally required to operate its business as it is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from the applicable Governmental Authority (collectively, "Permits").  No suspension or cancellation of any Permits of any of the Target Group is pending or, to the Knowledge of the Target, threatened.  Each member of the Target Group is currently, and to the Knowledge of Target has been, in compliance in all material respects with the terms of all of its Permits.

3.11Privacy; Security Measures.

(a)        Privacy.  Except as set forth on Section 3.11(a) of the Target Disclosure Schedule, each member of the Target Group complied in all material respects with all applicable Law, contractual obligations and its privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of it, and has taken all measures required by applicable Law to protect and maintain the confidential nature of such personally identifiable information.  The Target’s execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will comply with all applicable Law relating to privacy.    No member of the Target Group has

received a written notice of a complaint regarding its collection, use or disclosure of personally identifiable information.

(b)        Security Measures.  Each member of the Target Group has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all reasonable security and other reasonable measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Target Business (the "Information Systems") from viruses and unauthorized access, use, modification, disclosure or other misuse.  Target has provided to Acquiror all of its disaster recovery and security plans, and procedures relating to Target’s Information Systems.  To the Knowledge of Target, there have been no unauthorized intrusions or breaches of the security of the Target Group's Information Systems.

3.12Interested Party Transactions.    Except as set forth in Section 3.12 of the Target Disclosure Schedule, no member of the Target Group is indebted to any of its directors, officers, employees, members, managers or agents (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).   Except as set forth in Section 3.12 of the Target Disclosure Schedule, or in the ordinary course of the Target Group’s business operations, no such director, officer, employee, member, manager or agent, described above, is indebted to any of Target Group.  Except as set forth on Section 3.12 of the Target Disclosure Schedule,   none of the Selling Parties or their respective Affiliates, nor any current director or officer of the Target Group, (a) has or during the last fiscal year has had any direct or indirect interest in, or is or during the last fiscal year was a director, officer or employee of, any person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any of the Target Group, or (b)  is the owner of in any material property, asset or right that is owned or used by the Target Group in the conduct of its business, or (c) is, or during the last fiscal year has been, a party to any material agreement or transaction with any of the Target Group.

3.13Charter Documents.  Target has made available to Acquiror true and correct copies of all Target Charter Documents and Target Subsidiaries Charter Documents, each as amended, and if available, true and correct copies of all written minutes or written actions of meeting by members, shareholders, offices or managers.

3.14Compliance with Law; Health  Care Matters.

(a)        No member of the Target Group has been or to Target’s Knowledge is currently in material violation of any applicable Law, and each member of the Target Group has conducted and is conducting its businesses in all material respects in accordance with applicable Law, and any and all Governmental Orders applicable to such member of the Target Group.    Except as set forth on Section 3.14(a) of the Target Disclosure Schedule, or otherwise occurring in the normal course of business, no investigation or audit by any Governmental Authority with respect to any member of the Target Group is pending or, to the Knowledge of Target, is threatened, nor, to the Knowledge of Target, has any Governmental Authority indicated an intention to conduct any such investigation or audit.

(b)        Except as set forth on Section 3.14(b) of the Target Disclosure

Schedule, each member of the Target Group and to Target's Knowledge, all of the officers, managers, directors and employees of any of Target Group, including without limitation all of its employees, contractors, nurses and physicians (collectively, the "Personnel"),  while employed by any of the Target Group, has complied in all material respects with all applicable Laws to which they are subject which deal in any way with any health care regulatory matters, including, but not limited to, 42 U.S.C. Sections 1320a-7 and 7(a) imposing sanctions and civil monetary penalties respectively (commonly referred to as the "Civil Monetary Penalties Law"), 1320a-7b(b) (commonly referred to as the "Federal Anti-Kickback Statute") imposing criminal penalties for the knowing and willful solicitation, receipt, offer or payment, of any remuneration in return for referring an individual for any item or service for which payment may be made under any Governmental Program or under any other health benefits program using federal funds; 42 U.S.C. Section 1395nn (commonly referred to as the "Stark Law") prohibiting physicians from making referrals to certain entities for certain designated health services payable by any Governmental Program and imposing civil penalties on entities entering into certain arrangements with physicians with respect to such prohibited referrals; 31 U.S.C. Sections 3729-3733 (commonly referred to as the "Federal False Claims Act") prohibiting any individual or entity from knowingly presenting a false or fraudulent claim for payment to any Governmental Program or to any other health benefits program using federal funds and the Affordable Care Act (42 USC § 1320a-7K(d) creating liability under the Federal False Claims Act for person failing to disclose and refund Medicare and Medicaid overpayments within the later of 60 days after the date of the overpayment is identified or the next date the applicable report is due; and the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as "HIPAA"), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the "HITECH Act"), and the regulations thereunder, creating various rules regarding the privacy and security of individually identifiable health information, and, in each case, the applicable state statutory and regulatory counterparts to such federal statutes and regulations in each of the states in which any member of the Target Group conducts the Target Business (collectively, "Health Care Laws").  Each member of the Target Group has maintained in all material respects all records required to be maintained by it under applicable Governmental Programs and Health Care Laws.  Except as set forth on Section 3.14(b) of the Target Disclosure Schedule, to the Knowledge of Target, there are no presently existing circumstances which would result or would be reasonably expected to result in any material violation of any Health Care Laws by any member of the Target Group or, to the Knowledge of Target, by any of its Personnel.   No member of the Target Group or any of the Personnel (while employed by Target Group) has been sanctioned as not being in compliance with any applicable Health Care Laws.  Except as set forth on Section 3.14(b) of the Target Disclosure Schedule, no member of the Target Group or any of the Personnel (while employed by the Target Group) has received any written notice or other communication from any Governmental Authority to the effect that it or any of them or any activity conducted by it or any of them is not in material compliance with any applicable Health Care Laws.

(c)        With respect to the Target Business, each member of the Target Group (A) is qualified for participation in all of the Governmental Program(s) in which it participates, and (B) has current provider numbers for the Governmental Programs and such private non-governmental programs (each, a "Private Program"), including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments or is a participating provider.  A list of all of the Company Group's existing Governmental Program provider agreements and numbers, or if such contracts do not exist, other documentation evidencing such participation is set forth on Section 3.14(c) of the Target Disclosure Schedule, current, true and complete copies of which have been made available to Parent.  Section 3.14(c) of the Target Disclosure Schedule also sets forth each contractual arrangement with third party payors, including, but not limited to, private insurance, managed care plans and HMOs.  Each member of the Target Group is in compliance in all material respects with all requirements of each Governmental Program and each Private Program in which such member of the Target Group participates.   Except as set forth on Section 3.14(c) of the Target Disclosure Schedule, no member of the Target Group or, to the Knowledge of Target, any of the Personnel, have received any notice indicating that such participation will be terminated, suspended, limited or withdrawn, unless action is taken by such member of the Target Group.  No member of the Target Group has received any written communication from a Governmental Authority that alleges that it or any of its Personnel is not in compliance with any Health Care Laws, other than statements of deficiencies from a Governmental Authority received in the ordinary course of business.  No member of the Target Group, or to the Knowledge of Target, any of the Personnel has been subpoenaed or charged or investigated in connection with any possible violation of any of the Health Care Laws.  Except for payment adjustment notices received in the ordinary course of business, there are no pending appeals, overpayment determinations, audits, litigation or notices of intent to open Governmental Program or other Third Party Payor claim determinations or cost reports with respect to the Target Business.  True, correct and complete copies of all reports of all inspections and surveys of each member of the Target Group containing unresolved findings with respect to the Target Business, to Target's Knowledge, conducted in connection with Medicare or Private Program during the past three (3) years have been provided or made available to Acquiror. No member of the Target Group is in material default under any provider agreement or other contract with any Governmental Program, Private Program or Third Party Payor (collectively, "Program Agreements").  Each member of the Company Group is in material compliance with the rules and policies respecting each Program Agreement, including, but not limited to, all certification, billing, reimbursement and documentation requirements.

(d)        Except as set forth on Section 3.14(d) of the Target Disclosure Schedule, none of the Target Group or, to the Knowledge of Target,  any of the Personnel, has been convicted of, charged with, or, to Target’s Knowledge, investigated for a Governmental Program related offense, or convicted of, charged with or, to the Knowledge of Target, investigated for a violation of any of the Health Care Laws, including without limitation those relating to improper billing, improper referrals, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or abuse,  mis-prescribing or improper distribution of any controlled substance.  No member of the Target Group nor, to the Knowledge of Target, any of the Personnel, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program or  excluded or suspended from participation in any applicable Governmental Program.  No member of the Target Group, or to the Knowledge of Target, any of the Personnel, has committed any offense which would reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility from any Governmental Program.  To the Knowledge of Target, no member of the Target Group has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in a Governmental Program with respect to anything relating to the Target Business.

(e)        To the Knowledge of Target, there are no current or pending payment or reimbursement withholds, payment recoupments or suspensions by any Governmental Program, Private Program or Third Party Payor relating to any of the Target Group or to the health care items or services furnished by any of the Target Group, other than payment or reimbursement withholds, or payment recoupments that are ordinary course adjustments to correct non-continuing, non-systemic errors and which, when taken together, are immaterial.

(f)        In accordance with 42 CFR § 424.550(b), none of the Target Group, with respect to its provider numbers, has experienced a change of majority ownership, as that term is interpreted under 42 CFR § 424.550(b), during the 24 months preceding the Closing Date.  To the Knowledge of Target, there is no material violation, default, or deficiency that exists with respect to any Medicare provider number issued to or held by the Target Group that would give cause for termination of any provider agreement or the revocation of a Target Group member's enrollment with Medicare or its right to bill Medicare.

(g)        No member of the Target Group has received any written communication, nor to the Knowledge of Target, any verbal notice, from any Governmental Authority or other source that alleges that it is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.  To the Knowledge of Target, no Breach has occurred with respect to any unsecured protected health information (including electronic protected health information) maintained by or for either any of the Target Group that is subject to the notification requirements of 45 CFR Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws.  For purposes of this Section, "Breach" means a breach of unsecured Protected Health Information as defined in 45 CFR Section 164.402 and "Protected Health Information" means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 CFR Section 160.103.  Each member of the Target Group has records retention policies and procedures that are required to be complied with under applicable Laws pertaining to retention of health care records, including records retention requirements imposed by Medicare, and it has materially complied with such policies and procedures and such applicable Law.

(h)        No member of the Target Group is subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Authority.  No member of the Target Group or, to Target's Knowledge, any current Target Group employee has been excluded or is threatened with exclusion from participation in any Governmental Program.

(i)        Each member of the Target Group has filed all material claims, cost reports, or other reports required to be filed with respect to Target Group's provision of services, products and supplies covered under Medicare, Medicaid, TRICARE and other Federal

Health Care Programs, as such term is defined in section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f) or state health care programs (collectively "Governmental Programs"), in which any member of the Target Group participates, in material compliance with all statutes, rules and regulations applicable to the Governmental Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the applicable Governmental Programs.  Each member of the Target Group is and has been in material compliance with filing requirements with respect to all reports, including cost reports, and such reports do not claim, and, to the Knowledge of Target, none of the Target Group has received, payment or reimbursement in material excess of the amount provided by applicable Law, or any applicable agreement with a Private Program or a Governmental Program, except where excess reimbursement was noted on the report or in an appeal of the report.  True and correct copies of all such reports for the three most recent fiscal years of Target Group have been made available to Acquiror. Section 3.14(i) of the Target Disclosure Schedule indicates which of such reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled.  To Target's Knowledge, there are no facts or circumstances which are reasonably be expected to give rise to any material disallowance under any such cost reports.  To the Knowledge of Target, no validation review or program integrity review relating to any of the target Group has been conducted by any commission, board or agency in connection with any Governmental Program, and no such reviews are scheduled, pending or, to the Knowledge of target, threatened against or affecting any of the Company Group.

(j)        Section 3.14(j) of the Target Disclosure Schedule sets forth a true, complete and correct list of: (i) all healthcare services provided by each member of the Target Group, (ii) all geographic areas served by a Target Group member, and (iii) the Permits held each member of the Target Group.    Each member of the Target Group possesses all Permits that are necessary or required to be obtained to carry on the health care operations of the Target Group in the manner presently conducted (collectively, "Health Care Permits"), including without limitation, Permits from the Ohio Department of Health in connection with such Target Group member's participation in the Ohio Medicaid Program.   Target has previously provided copies of all Health Care Permits to Acquiror.  All Health Care Permits are valid and in full force and effect, no violations have occurred, and no action or proceeding is pending or, to the Knowledge of Target, threatened to revoke or limit any of those Health Care Permits.  To the Knowledge of Target, no action has been taken or recommended by any Governmental Authority, either to revoke, withdraw or suspend any Health Care Permit.  To the Knowledge of Target, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation of any Health Care Permit or to revoke, suspend, restrict or cancel any Health Care Permits.

(k)        To the Knowledge of Target, no pre-Closing consents or approvals are required from any Governmental Authority or any health care provider or intermediary in connection with the consummation of the Merger.

3.15Material Contracts.

(a)        All of the Material Contracts of any of the members of the Target

Group are listed in Section 3.15(a) of the Target Disclosure Schedule (arranged according to the portion(s) of the definition of "Material Contract" under which such Contract qualifies) and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror.  Each Material Contract: (i) is legal, valid, binding and enforceable and in full force and effect with respect to any member of the Target Group, and to Target's Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) has not been breached or defaulted in any material respect by any member of the Target Group and to Target's Knowledge, has not been defaulted or breached by any other party thereto.

(b)        No prior consent of any party to a Material Contract is required for the consummation by any of the Target Group of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the loss of any right under or the incurrence of any obligation under, such Material Contract, other than those consents listed on Section 3.15(b) of the Target Disclosure Schedule (the "Required Contract Consents").

3.16Real Estate.   To the Knowledge of Target, all leases for real property (each a "Lease" and collectively, "Leases") to which any member of the Target Group is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  True and correct copies of all such Leases have been provided to Acquiror.  All rents and service charges under each Lease have been paid to the extent such rents and charges are due and payable under the Leases.  None of the Target Group currently owns any real property.

3.17Accounts Receivable.  Subject to any reserves set forth therein, the Target Group's patient accounts receivable shown on the Target Balance Sheet are (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, or other business transactions in the ordinary course of business (such business conducted consistent with past practices) in each case with Persons other than Affiliates, and to the Knowledge of Target, are not subject to valid defenses, set-offs or counter claims, and (b) collectible in the ordinary course of business.

3.18Customers and Suppliers; Adequacy of Supply.  Except in the ordinary course of business after the Target Balance Sheet Date, no material customer and no material supplier of any member of the Target Group has canceled or otherwise terminated or made any written threat to any of the Target Group to cancel or otherwise terminate its relationship with any member of the Target Group or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to any member of the Target Group in the case of any such supplier, or its usage of the services or products of any of the Target Group in the case of such customer, and to Target’s Knowledge, after the Target Balance Sheet Date, no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with any member of the Target Group or to decrease materially its services or supplies to any member of the Target Group or its usage of the services or products of any of the Target Group, as the case may be.  To Target's Knowledge, no member of the Target Group has breached, so as to provide a benefit to a  member of the Target Group that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of any member of the Target Group.

3.19Employees and Consultants.  Section 3.19 of the Target Disclosure Schedule contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of any member of the Target Group, together with their respective salaries or wages, other compensation, dates of employment, leave of absence status, current positions, and an indication of whether such individual is an employee of any member of the Target Group.

3.20Title to Property.

(a)        Each member of the Target Group has good title to all of its tangible and intangible assets, including without limitation those assets which are reflected in the Target Balance Sheet or acquired in the normal course of business after the Target Balance Sheet Date, other than properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business, or with respect to leased tangible personal properties and assets, valid leasehold interests therein, free and clear of all Encumbrances except Permitted Encumbrances.  The plants, property and equipment of any member of the Target Group that are used in the day-to-day operations of the Target Business are in all material respects in adequate working condition and repair, subject to normal wear and tear.  All assets used in the day-to-day operations of Target Group are reflected in the Target Balance Sheet to the extent required by Agreed Accounting Principles.

(b)        Upon Acquiror's payment to the holders of the security interests in the assets of Target Group in the amounts set forth on the Closing Statement, each of the assets of Target Group will be eligible to be released from all security interests thereon, and Target Group, in conjunction with such holders, shall be able to take all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

3.21Environmental Matters.  Each member of the Target Group is and has been in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by it at any time (collectively, "Target Group’s Facilities;" such properties or facilities currently used, leased or occupied by any of the Target Group are defined herein as "Target Group’s Current Facilities"), and no member of the Target Group has discharged, emitted, released, leaked or spilled Hazardous Materials at any of Target Group's Facilities that may or will give rise to liability of Target Group under Environmental Laws.  To Target’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, ground waters or soils of or beneath any of Target Group's Current Facilities.  To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target Group's Current Facilities.  To Target’s Knowledge, no employee of Target Group or other Person has claimed that any member of the Target Group is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or to Target’s Knowledge, investigation is pending against any member of the Target Group or, to Target’s Knowledge, threatened against any member of the Target Group, with respect to Hazardous Materials or Environmental Laws.

3.22Taxes.

(a)        Except as provided in Section 3.22(a) of the Target Disclosure Schedule, each member of the Target Group has prepared and timely filed (subject to applicable extensions) all material Returns relating to any and all material Taxes concerning or attributable to it or its operations due prior to the Closing Date and such Returns are true and correct in all material respects and, to the Knowledge of Target, have been completed in accordance with applicable Law.  Target has made available to Acquiror copies of all Returns filed for all periods since its inception.  All Taxes due and owing (whether or not shown on any Return) by any member of the Target Group have been paid when due.

(b)        As of the date hereof, each member of the Target Group has (i) timely withheld from its employees, independent contractors, customers, Selling Parties, and other Persons from whom it is required to withhold Taxes in compliance with all applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority.

(c)        Except as provided in Section 3.22(c) of the Target Disclosure Schedule, during the period of all unexpired applicable statutes of limitations, no member of the Target Group has been delinquent in the payment of any material Tax. There is no material Tax deficiency outstanding or assessed or to Target’s knowledge, proposed against any of the Target Group that is not reflected as a liability on the Target’s Financial Statements, nor has any member of the Target Group executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.  Except as provided in Section 3.22(c) of the Target Disclosure Schedule, none of the Target Group's Returns have been audited by a government or taxing authority, nor is any such audit in process or pending, and no member of the Target Group has been notified of any request for such an audit or other examination.  No member of the Target Group is party to any administrative or legal action relating to Taxes and no claims asserting any deficiencies in Taxes have been made by any taxing authority with respect to the Target Group.

(d)        No member of the Target Group has any material liabilities for unpaid Taxes that have not been accrued for or reserved on the face of the Target Balance Sheet (rather than in any notes thereto), whether asserted or unasserted, contingent or otherwise, and Target has no Knowledge of any basis for the assertion of any such liability attributable to any of the Target Group, or its assets or operations.

(e)        Except as provided in Section 3.22(e) of the Target Disclosure Schedule, no member of the Target Group is a party to any tax-sharing agreement or similar arrangement with any other party, and none of the Target Group has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f)        Target has disclosed to Acquiror: (i) any Tax exemption, Tax holiday or other Tax-sharing arrangement that any of the Target Group has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement; and (ii) any expatriate tax programs or policies affecting it.  Each member of the Target Group is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

(g)        Target is not a "foreign person" as defined in Section 1445 of the Code, and within the meaning of Treasury Regulation 1.1445-11T(d), and neither (i) 50% or more of the value of the gross assets of Target consists of "United States real property interests" under Section 897(c) of the Code, nor (ii) 90% or more of the value of the gross assets of Target consists of U.S. real property interests plus cash or cash equivalents.

(h)        No member of the Target Group has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of Law by reason of any change in accounting method.

(i)        Except for Target's ownership of the Target Subsidiaries, or as otherwise described on Section 3.1 of the Target Disclosure Schedule, no member of the Target Group directly or indirectly owns, and has directly or indirectly owned, any equity interest in any corporation, partnership, limited liability company, trust or any other entity or arrangement that is treated as a "business entity" within the meaning of Section 301.7701-2 of the Treasury Regulations.

(j)        There are no liens or encumbrances on the assets of any member of the Target Group relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(k)        Except as provided in Section 3.22(k) of the Target Disclosure Schedule, no member of the Target Group has requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign).

(l)        Except as provided in Section 3.22(l) of the Target Disclosure Schedule, no power of attorney with respect to Taxes is currently in effect with respect to any member of the Target Group.

(m)        Target’s Returns have never been subject to a Code Section 482 adjustment or corresponding provision of Law.  To the Knowledge of Target, each member of the Target Group is in compliance with all transfer pricing requirements in all jurisdictions in which it does business.

(n)        Section 3.22(n) of the Target Disclosure Schedule lists all of the jurisdictions in which any member of the Target Group files income, franchise or unincorporated business Returns (to the extent applicable to it), and to Target’s Knowledge no member of the Target Group is (and never has been) subject to any material income, franchise or unincorporated business Taxes in any jurisdiction that is not listed in Section 3.22(n) of the Target Disclosure Schedule.

(o)        No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target Group does not file Returns to the effect that Target may be subject to Tax by that jurisdiction.  No member of the Target Group has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(p)        Except as provided in Section 3.22(p) of the Target Disclosure Schedule, each member of the Target Group uses (and has used since its formation or, if acquired, since the date that the Target Subsidiary was acquired) the accrual method of accounting in computing its taxable income for federal income Tax purposes, and each member of the Target Group uses the calendar year as its taxable year for federal income Tax purposes.

(q)        No member of the Target Group or Acquiror, or any of their respective Affiliates, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (C) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date or (F) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of any member of the Target Group from any period ending on or before the Closing Date to any period ending after such date.

(r)        No member of the Target Group is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code as a "tax shelter", or has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4.

(s)        No member of the Target Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(t)        Target (i) has not been a member of an affiliated group (under Code Section 1504(a)) filing a consolidated federal income Return (other than a group the common parent of which was Target); or (ii) has any liability for the Taxes of any Person (other than Target) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(u)        For periods beginning January 1, 2013, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of any of the Target Group.   None of the Returns filed by or with respect to any member of the Target Group contains a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(v)        Except as provided in Section 3.22(v) of the Target Disclosure Schedule, since December 31, 2012, Target has not made or changed any tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended federal Return, entered into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target.

(w)        Each member of the Target Group has the status for federal income tax purposes described on Section 3.22(w) of the Target Disclosure Schedule.

3.23Employee Benefit Plans; Labor and Employment Matters.

(a)        Section 3.23(a) of the Target Disclosure Schedule contains in all material respects an accurate and complete list, with respect to Target and any other Person within the controlled group of corporations with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an "ERISA Affiliate") of each plan, program, policy, practice, contract, agreement or other arrangement providing for direct or indirect compensation, severance benefits, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (collectively, the "Target Employee Plans").  None of Target, its subsidiaries and their ERISA Affiliates has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by Law or to conform any such Target Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).  Kathy Ferriell is no longer an employee of the Target Group and none of the Target Group has any further liability or obligation under her Equity Mirror Agreement.

(b)        Documents.  Except as provided in Section 3.23(b) of the Target Disclosure Schedule, Target has provided to Acquiror (i) current, correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its subsidiaries, (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each applicable Target Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xiii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (xiv) the most recent Internal Revenue Services ("IRS") determination or opinion letter issued with respect to each Target Employee Plan and (xv) all rulings or notices issued by a governmental agency with respect to each Target Employee Plan.

(c)        Target Employee Plan Compliance.  Except as provided in Section 3.23(c) of the Target Disclosure Schedule, Target has performed in all material respects all obligations required to be performed by it under and is not in material default or violation of any Target Employee Plan, and to Target’s Knowledge each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA or the Code.  Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and to Target’s Knowledge nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code. Except as provided in Section 3.23(c) of the Target Disclosure Schedule, no  "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA,

and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of Target or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan and, to the Knowledge of Target or any ERISA Affiliates, no fact or circumstance exists that would make such an action, suit or claim reasonably likely to occur.  Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses), other than those Target Employee Plans identified on Section 3.24(a) of the Target Disclosure Schedule that require assent of a participant thereof to effect an amendment or termination.  There are no audits, inquiries or proceedings pending or that have been initiated, or to the Knowledge of Target, are reasonably likely to be initiated, by the IRS, United States Department of Labor, or any other Governmental Authority with respect to any Target Employee Plan.   Neither Target nor any ERISA Affiliate is subject to any material fine, assessment, penalty or other Tax or liability with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract.  Target has timely made in all material respects all contributions and other payments required by and due under the terms of each Target Employee Plan.  Except as provided in Section 3.23(c) of the Target Disclosure Schedule, Target has no Knowledge of any event that would give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan.

(d)        No Pension Plan.  No member of the Target Group or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute to any Target Employee Plan that is (i) an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA (a "Pension Plan") subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a "funded welfare plan" within the meaning of Section 419 of the Code, (iii) a "multiple employer welfare arrangement" (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)), or (iv) a Target Employee Plan in which stock of the Target or any ERISA Affiliate is or was held as a plan asset.

(e)        No Self-Insured Target Employee Plan.  No member of the Target Group or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or incurred an obligation to contribute to any self-insured "group health plan" (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f)        Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has any member of the Target Group or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  No member of the Target Group or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)        No Post-Employment Obligations.  Except as provided in Section 3.23 (g) of the Target Disclosure Schedule, no Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law, and Target has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)        COBRA; FMLA; HIPAA.  To Target’s Knowledge, Target and each ERISA Affiliate has complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended ("FMLA"), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of the laws of Ohio applicable to its employees.  To the extent required under HIPAA and the regulations issued thereunder, each member of the Target Group has performed in all material respects all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA.  No member of the Target Group has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any Ohio law governing health care coverage or extension.

(i)        Effect of Transaction.  Except as set forth on Section 3.23(i) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus, tax gross up, or otherwise), becoming due to any current or former employee, director or consultant, (ii) result in any forgiveness of indebtedness of any current or former employee, director or consultant, (iii) materially increase any benefits otherwise payable by Target or any of its subsidiaries or ERISA Affiliates to any current or former employee, director or consultant or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any current or former employee, director or consultant except as required under Section 411(d)(3) of the Code.

(j)        Deferred Compensation.  No compensation shall be includable in the gross income of any current or former employee, director or consultant of any member of the Target Group or any of its ERISA Affiliates as a result of the operation of Sections 409A or 457A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time.  No stock options, stock appreciation rights or other equity-based awards issued or granted by Target are treated as deferred compensation arrangements subject to the requirements of Sections 409A or 457A of the Code.  Each "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder and under Section 457A of the Code and the guidance thereunder) under which any member of the Target Group or any of its ERISA Affiliates makes, is obligated to make or promises to make, payments (each, a "409A Plan")  to Target’s Knowledge complies in all material respects, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder.  Section 3.23(j) of the Target Disclosure Schedule lists each 409A Plan under which Target or its ERISA Affiliates makes, is obligated to make or promises to make, payments.  No payment to be made under any 409A Plan is, or to the Knowledge of Target will be, subject to the penalties of Section 409A(a)(1) of the Code or 457A of the Code.

(k)        Employment Matters.  Each member of the Target Group is in material compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health, wages and hours, overtime compensation, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance,  and in each case, with respect to employees:  (i) has withheld and reported all material amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, against any member of the Target Group or any of their respective ERISA Affiliates relating to any employee or Target Employee Plan.  There are no pending or to Target’s Knowledge threatened, or reasonably anticipated, claims or actions against any member of the Target Group or any trustee under any worker’s compensation policy.  The services provided by each of Target and their ERISA Affiliates’ employees are terminable at the will of Target and its ERISA Affiliates. Section 3.23(k) of the Target Disclosure Schedule lists any employees who are employed pursuant to a written employment agreement by Target or any of its ERISA Affiliates. Section 3.23(k) of the Target Disclosure Schedule lists all contractual liabilities of each member of the Target Group and its ERISA Affiliates to any employee, director or consultant, that result from the termination by Acquiror or Target of such Person’s employment or provision of services, a change of control of Target, or a combination thereof.  To Target’s Knowledge, no member of the Target Group or any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.    All employees of the Target Business classified as exempt under the Fair Labor Standards Act and applicable Ohio and local wage and hour laws are properly classified.  There are no actions against any of the Target Group pending, or to Target's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Law.

(l)        Labor.  No work stoppage or labor strike against any of the Target

Group is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated.  Target has no Knowledge of any activities or proceedings of any labor union to organize any employees of any of the Target Group.  There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee of any of the Target Group, including charges of unfair labor practices.   No member of the Target Group has engaged, to the extent material, in any unfair labor practices within the meaning of the National Labor Relations Act.  No member of the Target Group is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council agreements or procedures, or union contract with respect to employees and no collective bargaining agreement is being negotiated by any of the Target Group.  Within the past year, no member of the Target Group has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or any similar applicable Ohio or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar applicable Ohio or local law.

(m)        No Interference or Conflict.  To the Knowledge of Target, no stockholder, director, officer, manager, member, employee or consultant of any member of the Target Group is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Target Group or that would interfere with the business of the Target Group.  To the Knowledge of Target, neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Target Group as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of such business as presently conducted will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n)        For purposes of satisfying requirements under the Affordable Care Act ("ACA"), and to the extent applicable, each of the Target Group has (i) offered minimum essential coverage that is affordable and provides minimum value to all full-time employees (as defined by the ACA); (ii) has tracked and recorded employee hours data in order to accurately determine employee full-time status for purposes of offering proper coverage and avoiding employer mandate penalties under the ACA and to ensure complete and accurate reporting under Code Sections 6055 and 6056 (as applicable); (iii) ensured that any "grandfathered plan" under the ACA that it offers has continually satisfied the requirements to remain grandfathered since March 23, 2010; (iv) determined that all of its workers have been properly classified and, specifically, all workers who are common law employees within the meaning applicable to the ACA and Code Section 4980H have been classified as employees; (v) satisfied the requirements of the Patient Centered Outcomes Research Institute fee under Code Section 4376 for its self-funded plans, including the proper filing of IRS Form 720 to report and pay the fee for all years required under the ACA; (vi) satisfied the requirements of the Transitional Reinsurance Program fee under Code Section 1341 of the ACA for all years required under the ACA; and (vii) timely distributed Summaries of Benefits and Coverage to proper parties since the requirement began for open and special enrollments beginning on or after September 23, 2012.

3.24Insurance.  Each member of the Target Group has the policies of insurance and bonds of the type and in the policy amounts set forth on Section 3.24 of the Target Disclosure Schedule.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and to Target’s Knowledge each member of the Target Group is otherwise in all material respects in compliance with the terms of such policies and bonds.  Target has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.25Brokers’ and Finders’ Fee.  Except as set forth on Section 3.25 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby, as a result of any action by any member of the Target Group or its Representatives.

3.26Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon any member of the Target Group that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current practice of its, any acquisition of property by it or the conduct of its business as presently conducted.

3.27Absence of Unlawful Payments.  No member of the Target Group, or to the Knowledge of Target, any of their directors, officers, employees, agents or representatives in their capacity as such, or Person acting on behalf of any of the aforementioned, has offered, authorized, made, paid or received, or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

3.28Compliance with Rights of First Refusal.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement.

3.29Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in Sections 3 or 4, no member of the Target Group or the Selling Parties or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any of the Target Group, and any such other representations and warranties are hereby disclaimed.

4.Representations and Warranties of Selling Parties.  Each of the Selling Parties,

severally but not jointly, represents and warrants to the Acquiror and Merger Sub as follows:

(a)        The Parent Common Stock to be received by such Selling Party will be acquired for investment for such Selling Party's own account, not as a nominee or agent, and not with a view to a public distribution of any part thereof, and such Selling Party has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Selling Party has no need for liquidity with respect to its investment in Parent Common stock.

(b)        Acquiror has delivered to Target for distribution to its Selling Parties a reasonable time before the date of this Agreement true and complete copies of Acquiror’s (i) Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC"); (ii) all periodic reports on Form 8-K filed with the SEC since December 31, 2014 to the date hereof; and (iii) all Forms 10-Q filed with the SEC since December 31, 2014 to the date hereof.   Each Selling Party, or a representative thereof, has received a draft of this Agreement and has confirmed that all documents, books and records pertaining to such Selling Party's investment in Parent Common Stock and requested by Target or such Selling Party have been made available.

(c)        Such Selling Party is an experienced investor in securities and acknowledges that it bears the complete economic risk of its investment and has such knowledge and experience in financial or business matters that such Selling Party is capable of evaluating the merits and risks of the investment in Parent Common Stock.  Such Selling Party is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act.

(d)        The purchase of Parent Common Stock by such Selling Party is consistent with the general investment objectives of such Selling Party.  Such Selling Party understands that the purchase of Parent Common Stock involves a high degree of risk

(e)        Such Selling Party acknowledges that such Selling Party has been advised to seek his, her or its own tax and legal advice in connection with this Agreement and the Merger, including with respect to the treatment of the Merger for Federal, foreign, state and local income tax purposes and the treatment of the Selling Party for tax purposes in connection therewith.  Each Selling Party acknowledges that none of the parties to this Agreement has (i) made any representations and warranties to such Selling Party or to any of the other parties hereto regarding the treatment of the Merger for Federal, foreign, state or local tax purposes, or (ii) provided any tax opinion or advice regarding the treatment of the Merger for Federal, foreign, state or local tax purposes or the treatment of the Selling Party for tax purposes in connection therewith.

(f)        The Parent Common Stock issued to such Selling Party shall not be registered under the Securities Act at the time of issuance, and as such shall constitute "restricted securities" within the meaning of Rule 144 and, unless sold pursuant to an effective registration statement, the Parent Common Stock shall be available for sale in the public market only in compliance with Rule 144.  Such Selling Party understands that in connection with exchanging Target Units for Parent Common Stock, it will be required to agree that it will not transfer or dispose of any Parent Common stock unless and until, if requested by Acquiror, such Selling Party shall have furnished to Acquiror (at the expense of such Selling Party or its transferee) a customary opinion of counsel or other evidence, reasonably satisfactory to Acquiror, to the effect that such transfer may be made without restrictions under the Securities Act.  Such Selling Party further understands that Section 2.12 places additional restrictions on the transfer of Parent Common Stock.  Certificates representing the Parent Common Stock shall bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 3, 2015, A COPY OF WHICH IS MAINTAINED IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

(g)        The Selling Party's Target Units are not represented by certificates.  The Selling Party has full power and authority to execute and deliver this Agreement and to surrender its Target Units pursuant to this Agreement. The Selling Party has duly executed and delivered this Agreement which constitutes the valid and legally binding obligation of the Selling Party, enforceable in accordance with its terms and conditions.  If the Selling Party is an entity, the execution and delivery of this Agreement by the Selling Party and the performance by the Selling Party of its obligations under this Agreement have been duly authorized by all necessary action on the part of the Selling Party (including by any managing body of the Selling Party, if required).  The Selling Party is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the execution and delivery of this Agreement by the Selling Party and the performance by the Selling Party of its obligations hereunder or the consummation of the transactions contemplated by this Agreement. The Selling Party is the true and lawful owner of, and has good and valid title to, the Target Units representing by Selling Party's certificates, free and clear of all liens, pledges, restrictions, charges or claims, or any other encumbrances of any kind (other than limitations on transfers imposed by applicable securities laws).  Upon consummation of the Merger, Acquiror shall hold good and valid title to the Target Units, subject to the terms and conditions of this Agreement.  No Selling Party is an individual resident of any state that is subject to community property laws.

5.Representations and Warranties of Acquiror and Merger Sub.  Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct in all material respects.

5.1Organization, Standing and Power.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Ohio.  Each of Acquiror and Merger Sub has the corporate (if applicable) power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror or Merger Sub, as applicable.

5.2Authority.

(a)        Acquiror and Merger Sub have all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of Parent, Acquiror, and Merger Sub.  Each of this Agreement and the other agreements contemplated hereby has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Parent, Acquiror, and Merger Sub enforceable against Parent, Acquiror, and Merger Sub, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement by Parent, Acquiror, and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) any provision of the their respective organizational and governing documents.

(b)        In connection with obtaining the consent to the Merger, Parent, Acquirer, and Merger Sub have each complied with the terms of their respective organizational and governing documents and all applicable Law.

(c)        No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent, Acquiror, Merger Sub or any of Parent’s or Acquiror's subsidiaries in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by Parent, Acquiror, and Merger Sub or the consummation by Parent, Acquiror, and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

5.3Issuance and Validity of Parent Common Stock.  Parent Common Stock, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be free of any liens or Encumbrances, and will not be subject to any preemptive rights, rights of first refusal or redemption rights.

5.4Financial Ability to Perform.  Acquiror has, as of the date of this Agreement, and shall have at Closing, all available cash funds, credit facilities or other sources of immediately available funds sufficient to timely and fully consummate the transactions contemplated by this Agreement.

5.5SEC Reports.

(a)        Since January 1, 2012, Parent has timely filed all required (by Law or otherwise) reports, schedules, and forms with the SEC (collectively, and in each case including all amendments, exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Reports").  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report.

(b)        The consolidated financial statements (including any related notes) included in the SEC Reports (the "Acquiror Financial Statements") fairly present in all material respects the consolidated financial position, statements of equity, cash flows and changes in equity of Parent for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end audit adjustments.

5.6No Material Adverse Change.  Since December 31, 2014, except as disclosed in the SEC Reports, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Parent, and no event has occurred or circumstance exists that may result in such a material adverse change.

5.7Investment Intent.   Acquiror is acquiring the Target Units for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Target Units in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law.  Acquiror agrees that Target Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  Acquiror is able to bear the economic risk of holding the Target Units for an indefinite period (including total loss of its investment), and

(either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.   Acquiror qualifies as an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

5.8Acquiror Information.  The information regarding Acquiror and Parent Common Stock that Acquiror has provided to Target for delivery to Target's Selling Parties and holders of convertible stock satisfies the information requirements of paragraph (b)(2)(ii) of Rule 502 of the Securities Act.

5.9Brokers’ and Finders’ Fee.   No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby, as a result of any action by Parent, Acquiror, Merger Sub or their Representatives.

6.Additional Agreements.

6.1Confidentiality.  Parent and Target shall hold, and shall cause their respective Affiliates, and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated May 22, 2015 between Parent and Target (the "Confidentiality Agreement"), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.1 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the confidential information exclusively relating to the transactions contemplated by this Agreement.

6.2Public Disclosure.  Target shall consult with Acquiror before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such statement or disclosure without the prior approval of Acquiror, except as may be required by applicable Law.

6.3Regulatory Approval; Further Assurances.

(a)        Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.  Each of Target and Acquiror shall: (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding, and (iii) promptly inform the other party of any communication to or from any Governmental Authority regarding the Merger.

(b)        Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Each party shall promptly deliver to the other a copy of each filing made pursuant to Section 6.3(a), and each notice given and consent obtained by such party during the period prior to the Effective Time.  Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.  Upon execution and delivery of this Agreement, Acquiror will file the Certificate of Merger with the Ohio Secretary of State.

6.4Notification of Certain Matters.  Each of Target and Acquiror shall give immediate notice to the other if any of the following occurs after the date of this Agreement and prior to the termination of this Agreement or the Effective Time:  (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (e) the commencement or threat of any material action involving or affecting Target or any of its properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Acquiror; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.5Tax Matters.

(a)        Allocation of Taxes.  In the case of any Tax period that includes (but does not end on) the Closing Date (the "Straddle Period"), the portion of Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains, receipts, or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains, receipts, or payroll be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.  The Selling Parties will be responsible for the payment of any Taxes of the Target Group accruing with respect to the period prior to the Effective Time.    For income tax purposes, the transactions contemplated by this Agreement shall be treated by the parties for tax purposes as a sale of partnership interests by the Selling Parties and a purchase of assets by Acquiror.  The Selling Parties shall file a final partnership Return for the Target Group for the period ending at the Effective Time.

(b)        Preparation of Returns.  All Returns of Target to be filed after the Effective Time for any Tax period shall be prepared and filed by Acquiror or the Surviving Company, as applicable, provided that all such Returns shall be prepared in a manner consistent with applicable Law, and to the extent consistent with the foregoing, past practice.  Acquiror or the Surviving Company, as the case may be, shall provide drafts of any such Returns that show Taxes for which the Selling Parties are responsible for indemnification to the Selling Parties' Agent at least 10 Business Days prior to the due date for such Return.  If the Indemnifying Selling Parties' Agent objects to any such draft Return as it relates to Taxes for which the Selling Parties are responsible for indemnification, the parties shall negotiate in good faith to resolve such dispute.

(c)        Cooperation.  Acquiror, the Surviving Company and the Selling Parties' Agent shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of Target, and the defense of any examination, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by Target for a Pre-Closing Tax Period or a Straddle Period.  Acquiror, and the Surviving Company agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

(d)        Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid by the Selling Parties when due.  The party responsible under applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.  If required by applicable Law, Acquiror or the Surviving Company shall join in the execution of any such Returns and other documentation.

(e)        Allocation of Merger Consideration.   The Merger Consideration (and all other items of consideration for federal income Tax purposes, including any adjustments thereto) shall be allocated for all Tax purposes, among the assets of the Target Group in accordance with Attachment F. The parties hereto (a) agree to be bound, and to cause their respective Affiliates and Representatives to be bound, by such allocation as finally determined pursuant to this Section 6.5(e) (including adjustments thereto pursuant to this Agreement), (b) shall act, and cause their respective Affiliates and Representatives to act, in accordance with such allocation (including any adjustments thereto pursuant to this Agreement) in preparation, filing and audit of any Return and for all other Tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation (including any adjustment thereto pursuant to this Agreement).

6.6Noncompetition Agreements.  As a condition and inducement for Acquiror’s willingness to have entered into this Agreement, prior to the Effective time, each of the Selling Parties and each of the equity holders of Black Stone Companies of Ohio, Inc. shall execute and deliver a Noncompetition and Nonsolicitation Agreement in the form attached hereto as Attachment H, with such modifications as are agreed upon by each Selling Party and Acquiror (the "Selling Parties Noncompetition Agreement") to become effective at the Effective Time.

6.7Approval of Merger.  Each Selling Party agrees to approve the Merger and to otherwise use its best efforts to cause a closing of the transactions contemplated by this Agreement.

6.8Intentionally Deleted.

6.9Intentionally Deleted.

7.Intentionally Deleted.

8.Intentionally Deleted.

9.Indemnification.

9.1Indemnification by the Selling Parties.

(a)        From and after the Effective Time and subject to the limitations set forth in this Section 9, the Selling Parties shall, severally and not jointly, indemnify and hold harmless Acquiror and Target Group and their respective officers, directors, managers, employees, agents and other Representatives and Affiliates (individually an "Acquiror Indemnified Person" and collectively the "Acquiror Indemnified Persons") from and against any and all Damages resulting from or arising out of:

(i)any misrepresentation or breach of any of the representations and warranties given or made by the Selling Parties or Target in this Agreement;

(ii)any breach of any covenant or agreement made by  Target or any Selling Party in this Agreement, at or prior to the Effective Time;

(iii)Damages arising from: (A) any post-payment review by, or claims, actions, audits, investigations, or proceedings conducted by or on behalf of, any Third Party Payors or Medicare administrative contractors or intermediaries, recovery auditors (formerly, recovery audit contractors), long-term care audits, zone program integrity contractors or specialty medical review contractors, but only with respect to Damages relating to the performance of such services by Target Group prior to the Effective Time; (B) audits, investigations, claims, actions, proceedings or lawsuits filed by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, or any state attorney general or state licensing agency or other agencies or persons with respect to health care fraud or False Claims Act Matters, qui tam or whistle blower actions, relating solely to the provision of health care services or the submission of health care claims by Target Group and with dates of service prior to the Effective Time; (C) any review by, or claims, actions, audits, investigations, or proceedings conducted by any Governmental Authority or Third Party Payor, but limited to Damages relating to the operation of the Target Business or its participation in Medicare or any Private Programs prior to the Effective Time;  (D) medical malpractice claims arising out of the operation of the Target Business prior to the Effective Time, including without limitation, the malpractice claims disclosed on Section 3.24 of the Target Disclosure Schedule; or (E) the failure of Target Group to obtain or maintain necessary Health Care Licenses for periods prior to the Effective Time;

(iv)any worker's compensation claims, for occurrences prior to the Effective Time, or the failure of Target Group to comply, prior to the Effective Time, with all applicable requirements of the Patient Protection and Affordable Care Act of 2010 ("PPACA"), including, without limitation, offering affordable coverage to a sufficient number of Company Employees to avoid penalties under the PPACA;

(v)any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of any of the Target Group or Selling Parties for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period ("Pre-Closing Tax Period"), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which  any member of the Target Group (or any predecessor of a member of the Target Group) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (c) any and all Taxes of any Person imposed on any member of the Target Group as a transferee or successor, by contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing, and (d) any Taxes that are the responsibility of the Selling Parties under Section 6.5(d).  For the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by a member of the Target Group with respect to any compensatory payments made in connection with the Merger, whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Period;

(vi)any Damages arising out of or relating to any services provided by any of the Target Group prior to the Effective Time or the operation of the Target Group's business or ownership of its properties prior to the Effective Time;

(vii)any Damages arising out of the Identified Tax Issues, including without limitation, (A) any Damages arising out of the failure of Acquiror to obtain a cost basis in the assets of those members of the Target Group referred to in the definition of Identified Tax Issues;    (B) any additional taxes, penalties and interest payable by any of members of the Target Group arising out of the failure of the applicable Target Group members to make the tax elections referenced the definition of Identified Tax Issues, and (C) any reasonable expenses actually incurred, including reasonable and necessary professional fees and expenses, associated with obtaining rulings from the IRS or otherwise dealing with the tax matters described in the definition of Identified Tax Issues and this clause.

(viii)any amounts payable by Target Group in connection with the Northwest Acquisition Earn-out;

(ix)any Damages arising out of or relating to the Home Health Aid Timesheet Dispute;

(x)any Damages arising out of or relating to the Cavins Litigation;

(xi)any Damages that arise out of the failure to include in Retained Employee Liabilities or in the Closing Statement payable at Closing any change in control, severance, transaction or "stay around" bonus or related or similar obligations, management fees, directors' fees, guaranty fees, costs or expenses of Target incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including for services rendered by third party brokers, bankers, attorneys, accountants or other Representatives, and any associated payroll, withholding and similar expenses or costs;

(xii)any obligation of any of the Target Group to indemnify Target Indemnified Persons for events occurring prior to the Effective Time that are not fully covered by the Target Group's directors and officers liability insurance coverage obtained pursuant to Section 10.9;

(xiii)any Damages arising out of or related to any Target Employee Plans or other "employee benefit plan" (as defined in ERISA) for which any of the Target Group has legal responsible for under ERISA, including, without limitation, Damages incurred in connection with making corrections, tax deficiencies arising out of the loss of deductions by Target Group, taxation of investment earnings and other penalties and interest and professional and other expenses associated therewith and Damages arising out of the Target Employee Plans compliance issues disclosed on Section 3.23(c) of the Target Disclosure Schedule;

(xiv)any amounts payable to David Venzke pursuant to any phantom  equity or other compensation or equity arrangements with any member of the Target Group, Damages associated with any outstanding obligations under contracts with David Venzke or expenses, including attorneys' fees, arising out of pursuing funds escrowed by the Target Group in connection with transactions with David Venzke; and

(xv)defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Acquiror Indemnified Person to indemnification hereunder; provided, however, that if the applicable third party claim is only one of several claims pursued by a third party, defense expenses shall be divided pro rata among the parties based on a reasonable determination of the relative potential liability associated with the claims.

(b)        Survival of Representations and Warranties.  All representations and warranties made by Target in this Agreement, or in any certificate, schedule or exhibit delivered pursuant hereto, and representations and warranties of the Selling Parties in Section 4 shall survive the execution and delivery of this Agreement and the Closing until the date eighteen (18) months after the Effective Time;  provided,  however, that any claims for indemnification involving (i) any breach of any of the representations and warranties contained in Section 3.1 (Organization, Standing and Power; Subsidiaries), Section 3.2(a) (Authority), Section 3.5 (Capital Structure), Section 3.25 (Brokers' and Finders' Fee), Section 3.20 (Title to Assets) (collectively, the "Fundamental Representations")  and Section 3.14 (Compliance with Law and Healthcare Standards) shall survive for a period of thirty six (36) months after the Effective Time, and (ii) fraud and intentional misrepresentation, Section 3.22 (Taxes), and Section 3.23 (Employee Benefit Plans; Labor and Employment Matters) shall survive (A) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters,  or (B) until the tenth anniversary of the Closing, if no statute of limitations apply.  There shall be no termination of any representation or warranty as to which a claim has been asserted by any Acquiror Indemnified Person prior to the termination of such survival period.  All covenants and agreements survive indefinitely unless otherwise specified in their terms.

(c)        Threshold for Claims.  No claim for Damages shall be made under Section 9.1 unless the aggregate of Damages for which claims are made hereunder by the Acquiror Indemnified Persons exceeds $200,000 (the "Deductible");  provided,  however, the Deductible shall not apply to Damages arising out of indemnification claims under Section 9.1(a)(xiii) or 9.1(a)(xiv).  If the total amount of all Damages exceeds the Deductible, then the Selling Parties’ obligations under Section 9.1 (subject to the exceptions noted above) shall be limited to the amount by which the aggregate amount of all such Damages exceeds the Deductible.

(d)        Further Limitations on Indemnification Claims.

(i)The aggregate amount to be paid by the Selling Parties for any Damages arising out of or relating to any indemnification obligation under Section 9.1 or otherwise arising out of or relating to this Agreement, including, without limitation, all Damages referenced in Sections 9.1(d)(iii) through (vi), will not exceed $5,000,000 (the "Cap"); provided,  however,  that the Cap shall not apply to Damages arising out of: (A) fraud or intentional misrepresentation, (B) breach of a Fundamental Representation, or (C)  Damages arising out of indemnification claims falling within the scope of the Express Indemnification Clauses, as such matters are capped in Section 9.1(d)(ii) below.

(ii)The aggregate amount to be paid by the Selling Parties for any Damages arising out of or relating to claims for indemnification for: (A) fraud or intentional misrepresentation, (B) breach of a Fundamental Representation, or (C)  Damages arising out of the indemnification claims falling within the scope of the Express Indemnification Clauses, will not exceed an amount equal to the Merger Consideration.

(iii)The first $2,000,000 of Damages payable pursuant to this

Article 9 with respect to Identified Tax Issues shall be paid out of the Escrow Amount and any Damages in excess of $2,000,000 shall be subject to offset against the Acquiror Notes.    The parties acknowledge that professionals representing the Target Group shall handle matters relating to the Identified Tax Issues at the sole expense of the Selling Parties (which may be paid by the Selling Parties directly, or if not so paid, they will be payable first out of the Escrow Amount and then as a set-off against the Acquiror Notes)  and the Selling Parties' Agent shall be kept informed of the status of the Target Group's ruling requests and shall manage and direct the professionals representing the Target Group with regard to handling such matters.  If the aggregate Damages relating to the Identified Tax Issues is less than $2,000,000, then the difference between the aggregate Damages payable or paid pursuant to this Article 9 with respect to the Identified Tax Issues and $2,000,000 shall be distributed out of escrow to the Selling Parties' Agent.

(iv)Target Group shall be reimbursed for up to $625,000 payable with respect to the Northwest Acquisition Earn-out out of the Escrow Amount. If the amount payable by the Target Group with respect to the Northwest Acquisition Earn-out is less than $625,000, then the difference between the actual earn-out payment amount and $625,000 shall be distributed out of escrow to the Selling Parties' Agent. The parties acknowledge that professionals representing the Target Group shall handle matters relating to the Northwest Acquisition Earn-out at the sole expense of the Selling Parties (which may be paid by the Selling Parties directly, or if not so paid, they will be payable first out of the Escrow Amount and then as a set-off against the Acquiror Notes)  and the Selling Parties' Agent shall be kept informed of the status of the Target Group's ruling requests and shall manage and direct the professionals representing the Target Group with regard to handling such matters.

(v)The first $225,000 of Damages payable pursuant to this Article 9 with respect to Home Health Aid Timesheet Dispute shall be paid out of the Escrow Amount,  and any Damages in excess of $225,000 shall be subject to offset against the Acquiror Notes.  If the aggregate Damages relating to the Home Health Aid Timesheet Dispute is less than $225,000, then the difference between the aggregate Damages payable or paid pursuant to this Article 9 with respect to the Home Health Aid Timesheet Dispute and $225,000 shall be distributed out of escrow to the Selling Parties' Agent.The parties acknowledge that professionals representing the Target Group shall handle matters relating to the Home Health Aid Timesheet Dispute at the sole expense of the Selling Parties (which may be paid by the Selling Parties directly, or if not so paid, they will be payable first out of the Escrow Amount and then as a set-off against the Acquiror Notes)  and the Selling Parties' Agent shall be kept informed of the status of the Target Group's ruling requests and shall manage and direct the professionals representing the Target Group with regard to handling such matters.

(vi)The first $250,000 of Damages payable pursuant to this Article 9 with respect to the Cavins Litigation shall be paid out of the Escrow Amount, and any Damages in excess of $250,000 shall be subject to offset against the Acquiror Notes. If the aggregate Damages relating to the Cavins Litigation is less than $250,000, then the difference between the aggregate Damages payable or paid pursuant to this Article 9 with respect to the Cavins litigation and $250,000 shall be distributed out of escrow to the Selling Parties' Agent.

The Selling Parties' Agent shall be responsible for making decisions with respect to the appeal of the judgment in the Cavins litigation and the expense of such appeal shall be paid directly by the Selling Parties.  Acquiror shall not be responsible for any damages, fees and expenses arising out of such appeal.

(vii)Notwithstanding anything in this Agreement to the contrary, each Selling Party's personal liability for payment of indemnification claims payable pursuant to this Agreement shall be limited to such Selling Party's Pro Rata Portion of each applicable individual limitation set forth in this Agreement.

(viii)    Notwithstanding anything in this Agreement to the contrary,  payments by Selling Parties for any Damages arising out of or relating to any indemnification obligations under Section 9.1, shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by, or payable to, the applicable Acquiror Indemnified Person in respect of any such claim; provided, however, that the amount of insurance proceeds deemed received by an Acquiror Indemnified Person shall be net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks proximately caused by such claims. The applicable Acquiror Indemnified Person shall use its reasonable commercial efforts to recover under any applicable insurance policies or indemnity, contribution or other similar agreement for any Damages prior to seeking indemnification under this Agreement (it being agreed that promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Acquiror Indemnified Person shall reimburse the Selling Parties for such reduction in Damages for which the Acquiror Indemnified Person was indemnified prior to the realization of reduction of such Damages).

(ix)     Notwithstanding anything in this Agreement to the contrary, payments by Selling Parties for any Damages arising out of or relating to any indemnification obligations under Section 9.1, shall be reduced by an amount equal to any Tax benefit actually realized by the applicable Acquiror Indemnified Person in respect of such Damages by the Acquiror Indemnified Person.

(x)        In no event shall any of the Selling Parties be liable to any Acquiror Indemnified Person for any punitive, indirect or special Damages.

(e)        Limitations on Selling Parties' Indemnification Obligations.  Notwithstanding anything in this Agreement to the contrary, the reference to "severally and not jointly" and the limitation on a Selling Party's indemnification obligation set forth in Section 9.1(d)(vii) shall not be interpreted or construed to place any limitation on the right of the Acquiror Indemnified Persons to be compensated from the Escrow Fund or as a set off against the Acquiror Notes for the full amount of all Damages arising out of or relating to any indemnification claim.

(f)        Set-off Against Acquiror Notes.  Except as otherwise provided in this Agreement, and except for indemnification claims with respect to the Identified Tax Issues,

the Northwest Acquisition Earn-out, the Home Health Aid Timesheet Dispute and the Cavins Litigation,  Acquiror shall, subject to the provisions of this Section 9, first set off any Damages payable pursuant to this Agreement against the outstanding balance of the Acquiror Notes,  as among the Selling Parties on a pro-rata basis, prior to seeking payment of Damages directly from the Selling Parties.

9.2Indemnification Claims by Acquiror.

(a)        Upon receipt by the Selling Parties' Agent of a certificate signed by any officer of Acquiror (an "Acquiror's Certificate") stating that Damages exist with respect to the indemnification obligations of the Selling Parties set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall, subject to the provisions of this Section 9, be entitled to set off against the outstanding principal balance of the Acquiror Notes, recover from the Escrow Fund or recover from the Selling Parties, as applicable, the amount of such Damages and such amount shall no longer be payable to the Selling Parties;  provided,  however, if the validity of the claim or amount of Damages set forth in the Acquiror's Certificate is disputed by the Selling Parties' Agent, then no set-off or deduction shall be permitted against an Acquiror Note or the Escrow Fund until there is a final determination as provided in this Agreement of the validity of the claim and amount of Damages allowable.  But, with respect to a set-off or deduction against an Acquiror Note with respect to an indemnification claim which has been determined to be valid and the amount of Damages determined, set-off or deduction against the principal of the Acquiror Note shall be deemed to have occurred as of the date of the delivery of the Acquiror's Certificate for purposes of calculating interest accruing on the Acquiror Note.

(b)        The Selling Parties' Agent shall have a period of thirty (30) days from and after delivery of any Acquiror’s Certificate to deliver to Acquiror a response, in which the Selling Parties' Agent shall:  (i) agree that Acquiror is entitled to be indemnified for all of the requested Damages (in which case the response shall be accompanied by written notice executed by the Selling Parties' Agent instructing the Escrow Agent to disburse the requested Damages to Acquiror) or (ii) dispute that Acquiror is entitled to be indemnified for the requested Damages.

(c)        If the Selling Parties' Agent disputes any claim or claims made in any Acquiror's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Selling Parties' Agent.  If after such thirty (30) day period there remains a dispute as to any claims, the Selling Parties' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the "Claims Period").  If the Selling Parties' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Selling Parties' Agent and shall be delivered to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Acquiror in accordance with the terms of such memorandum and the Escrow Agreement.

9.3Resolution of Conflicts.   If no agreement can be reached after good faith

negotiation between the parties pursuant to Section 9.2(c) during the Claims Period, either Acquiror or the Selling Parties' Agent may initiate formal legal action with the applicable court in accordance with Section 10.5 to resolve such dispute.  The final judgment or decree of any court of competent jurisdiction as to the validity and amount of any claim in such Acquiror's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 9, the parties shall be entitled to act in accordance with such decision.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.4Selling Parties' Agent.

(a)        The Selling Parties' Agent shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Selling Parties and shall have full power and authority to represent, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Escrow Fund to Acquiror in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of the Selling Parties' Agent for the interpretation of the Escrow Agreement and this Agreement and accomplishment of the foregoing, and, in addition to the above matters arising pursuant to the Agreement, to manage and direct other matters of interest to the Selling Parties including, without limitation, the private letter rulings relating to the Indemnified tax Issues, the wrap up 401(k) matters for terminated plans, the legal/regulatory matters, including litigation, appeals and/or settlement discussions, relating to the Cavins Litigation, the Home Health Aid Timesheet Dispute, and the Northwest Acquisition Earn out, and the Target final partnership tax return.  Acquiror, and the Escrow Agent under the Escrow Agreement, shall be entitled to deal exclusively with Selling Parties' Agent on all matters relating to this Agreement and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Party by Selling Parties' Agent, and on any other action taken or purported to be taken on behalf of any Selling Party or by the Selling Parties' Agent, as being fully binding upon such Person.  Notices or communications to or from Selling Parties' Agent shall constitute notice to or from each of the Selling Parties.  Any decision or action by the Selling Parties' Agent hereunder, including any agreement between Selling Parties' Agent and Acquiror relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Selling Parties and shall be final, binding and conclusive upon each such Person.  No Selling Party shall have the right to object to, dissent from, protest or otherwise contest the same.  The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or any Selling Party, or by operation of applicable Law, whether by death or other event.  No bond shall be required of the Selling Parties' Agent.

(b)        The Selling Parties' Agent shall not be liable for any act done or omitted hereunder as Selling Parties' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Selling Parties shall severally indemnify and hold the Selling Parties' Agent harmless against any loss, liability, claims, actions, damages or expense incurred without gross negligence or bad faith on the part of the Selling Parties' Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c)        The Selling Parties' Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Selling Parties' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)        Acquiror acknowledges that the Selling Parties' Agent may have a conflict of interest with respect to its duties as Selling Parties' Agent, and in such regard the Selling Parties' Agent has informed Acquiror that it will act in the best interests of the Selling Parties.

(e)        The Selling Parties' Agent may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the holders of a majority of the shares of Target Units immediately prior to the Closing (the "Majority Holders"); provided, however, in no event shall the Selling Parties' Agent resign or be removed without the Majority Holders having first appointed a new Selling Parties' Agent who shall assume such duties immediately upon the resignation or removal of Selling Parties' Agent.  In the event of the death, incapacity, resignation or removal of Selling Parties' Agent, a new Selling Parties' Agent shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Selling Parties' Agent shall be sent to Acquiror, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Acquiror; provided, that until such notice is received, the parties shall be entitled to rely on the decisions and actions of the prior Selling Parties' Agent as described above.

9.5Actions of the Selling Parties' Agent.  A decision, act, consent or instruction of the Selling Parties' Agent shall constitute a decision of all Selling Parties for whom the Merger Consideration otherwise payable to them is released to Acquiror from the Escrow Fund with respect to the matters set forth in this Section 9 and shall be final, binding and conclusive upon each such Selling Party, and Acquiror and the Escrow Agent under the Escrow Agreement may rely upon any decision, act, consent or instruction of the Selling Parties' Agent as being the decision, act, consent or instruction of each and every such Selling Party.  Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Selling Parties' Agent.

9.6Third Party Claims.

(a)        In the event an Acquiror Indemnified Person receives notice of the assertion or commencement of an Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Acquiror Indemnified Person with respect to which the Selling Parties are obligated to provide indemnification under this Agreement, the Acquiror Indemnified Person shall give the Selling Party's Agent reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Selling Parties of their indemnification obligations, except and only to the extent that the Selling Parties forfeit rights or defenses by reason of such failure.  Such notice by the Acquiror Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Acquiror Indemnified Party.

(b)        The Selling Party's Agent shall have the right to participate in, or by giving written notice to the Acquiror Indemnified Person, to assume the defense of any Third Party Claim at the Selling Parties' sole expense and by the Selling Parties' own counsel, and the Acquiror Indemnified Person shall cooperate in good faith in such defense; provided, that the Selling Parties shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target Group, or (y) seeks an injunction or other equitable relief against the Acquiror Indemnified Party.  In the event that the Selling Parties assume the defense of any Third Party Claim, subject to Section 9.6(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Acquiror Indemnified Person.  The Acquiror Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Selling Parties' right to control the defense thereof.  The fees and disbursements of such counsel shall be at the sole expense of the Acquiror Indemnified Person, provided, that if in the reasonable opinion of counsel to the Acquiror Indemnified Person, (A) there are legal defenses available to an Acquiror Indemnified Person that are different from or additional to those available to the Selling Parties; or (B) there exists a conflict of interest between the Selling Parties and the Acquiror Indemnified Person that cannot be waived, the Selling Parties shall be liable for the reasonable fees and expenses of counsel to the Acquiror Indemnified Person in each jurisdiction for which the parties counsel is required, but, with respect to such additional legal defenses, only those fees and expenses associated with the pursuit of such additional legal defenses.

(c)        If the Selling Parties' Agent elects not to compromise or defend such Third Party Claim, fails to notify the Acquiror Indemnified Person in writing, and within thirty (30) days, of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Acquiror Indemnified Person may, subject to Section 9.6(d), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim.  Selling Parties and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claims.

(d)        Notwithstanding any other provision of this Agreement, the Selling Parties shall not enter into settlement of any Third Party Claim without the prior written consent of the Acquiror Indemnified Person, except as provided in this Section 9.6(d).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Acquiror Indemnified Person and provides, in customary form, for the unconditional release of each Acquiror Indemnified Person from all liabilities and obligations in connection with such Third Party Claim and the Selling Parties desire to accept and agree to such offer, the Selling Parties shall give written notice to that effect to the Acquiror Indemnified Person.  If the Acquiror Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Acquiror Indemnified Person may, following written notice to the Selling Parties’ Agent, which shall be provided within such same ten (10) day period, continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Selling Parties as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Acquiror Indemnified Person fails to consent to such firm offer and also fails to notify Selling Parties’ Agent, within the preceding ten (10) day period, that the Acquiror Indemnified Person intends to assume defense of such Third Party Claim, than the Selling Parties may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Acquiror Indemnified Person has assumed the defense pursuant to this Section 9.6, it shall not agree to any settlement without the written consent of the Selling Parties' Agent, which consent shall not be unreasonably withheld or delayed.

9.7Indemnification by Acquiror and Surviving Company.

(a)        Indemnification.  From and after the Effective Time and subject to the limitations set forth in this Section 9, Acquiror and the Surviving Company, jointly and severally, hereby agree to indemnify and hold harmless the Selling Parties from and against any and all Damages, resulting from or arising out of:

(i)any misrepresentation or breach of any of the representations and warranties given or made by Acquiror or Merger Sub in this Agreement;

(ii)any breach of any covenant or agreement made by Parent Acquiror, Merger Sub, or Surviving Company in this Agreement at or prior to the Effective Time;

(iii)Damages arising from: (A) any post-payment review by, or claims, actions, audits, investigations, or proceedings conducted by or on behalf of, any Third Party Payors or Medicare administrative contractors or intermediaries, recovery auditors (formerly, recovery audit contractors), long-term care audits, zone program integrity contractors or specialty medical review contractors, but only with respect to Damages relating to the performance of such services by Target Group after the Effective Time; (B) audits, investigations, claims, actions, proceedings or lawsuits filed by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, or any state attorney general or state licensing agency or other agencies or persons with respect to health care fraud or False Claims Act Matters, qui tam or whistle blower actions, but limited to Damages relating to the provision of health care services or the submission of health care claims by Target Group relating to dates of service after to the Effective Time; (C) any review by, or claims, actions, audits, investigations, or proceedings conducted by any Governmental Authority or Third Party Payor and relating to the operation of the Target Business or its participation in Medicare or any Private Programs after to the Effective Time;  (D) medical malpractice claims arising out of the operation of the Target Business after to the Effective Time; or (E) the failure of Target Group to obtain or maintain necessary Health Care Licenses after to the Effective Time;

(iv)any Damages arising out of or relating to any services provided by any of the Target Group after the Effective Time, or the operation of the Target Group's business or ownership of its properties after the Effective Time; and

(v)defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle a Selling Party to indemnification hereunder; provided, however, that if the applicable third party claim is only one of several claims pursued by a third party, defense expenses shall be divided pro rata among the parties based on a reasonable determination of the relative potential liability associated with the claims.

(b)        Survival of Representations and Warranties.  All representations and warranties made by Acquiror and Merger Sub in this Agreement, or in any certificate, schedule or exhibit delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided,  however, that any claims for indemnification involving (i) fraud or intentional misrepresentation and (ii) any breach of any of the representations and warranties contained in Section 5.1 (Organization, Standing and Power) and Section 5.2 (Authority) (collectively, the "Acquiror Fundamental Representations") shall survive (A) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (B) indefinitely if no statute of limitations apply.  There shall be no termination of any representation or warranty as to which a claim has been asserted by any Indemnified Cash Recipient prior to the termination of such survival period.  All covenants and agreements survive indefinitely unless otherwise specified in their terms.

(c)        Threshold for Claims.  No claim for Damages shall be made under Section 9.7 unless the aggregate of Damages for which claims are made hereunder by the Selling Parties exceeds the Deductible.  If the total amount of all such Damages exceeds the Deductible, then the Acquiror’s and Surviving Company’s obligations under Section 9.7 shall be limited to the amount by which the aggregate amount of all such Damages exceeds the Deductible.

(d)        Acquiror Cap on Indemnification Claims.  The aggregate amount to be paid by the Acquiror and Surviving Company for any Damages arising out of or relating to any indemnification obligation under this Section 9.7 or otherwise arising out of or relating to this Agreement will not exceed $5,000,000 (the "Acquiror Cap"); provided,  however, that the maximum aggregate limit for claims involving (i) fraud or intentional misrepresentation, (ii) any breach of any of an Acquiror Fundamental Representation, or (iii) an indemnification claim made pursuant to the Acquiror Express Indemnification Clauses, shall be an amount equal to the Merger Consideration.

(e)        Indemnification Claims by Selling Parties.   Upon receipt by Acquiror of a certificate signed by Selling Parties’ Agent (a  "Selling Parties' Certificate") stating that Damages exist with respect to the indemnification obligations of the Acquiror and Surviving Company set forth in Section 9.7, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Selling Parties’ shall, subject to the provisions of this Section 9, be entitled to recover from the Acquiror and Surviving Company, the amount of such Damages.  The Acquiror and Surviving Company shall have a period of thirty (30) days from and after delivery of any Selling Parties' Certificate to deliver to Selling Parties’ Agent a response, in which the Acquiror  and Surviving Company shall:  (i) agree that the Selling Parties are entitled to be indemnified for all of the requested Damages (in which case the response shall be accompanied by payment in full of such Damages); or (ii) dispute that the Selling Parties are entitled to be indemnified for the requested Damages.   If the Acquiror and Surviving Company dispute any claim or claims made in any Selling Parties' Certificate, Selling Parties’ Agent shall have thirty (30) days to respond in a written statement to the objection of the Acquiror and Surviving Company.  If after such thirty (30) day period there remains a dispute as to any claims, the Selling Parties' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the "Selling Parties' Claims Period").  If the Selling Parties' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Selling Parties' Agent and any payment required thereunder shall be made by Acquiror and Surviving Company upon the execution of such memorandum.

(f)        Resolution of Conflicts.   If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.7(e) during the Selling Parties' Claims Period, either Acquiror or the Selling Parties' Agent may initiate formal legal action with the applicable court in accordance with Section 10.5 to resolve such dispute.  The final judgment or decree of any court of competent jurisdiction as to the validity and amount of any claim in a Selling Parties' Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 9, the parties shall be entitled to act in accordance with such decision.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.8Tax Effect of Indemnification Payments.  All amounts paid to any indemnified person under this Section 9 (including from the Escrow Fund) shall be treated for all Tax purposes as adjustments to Merger Consideration, unless otherwise required by applicable Law.

9.9Exclusive Remedies.  The parties acknowledge and agree that, after the

Effective Time, except for remedies that cannot be waived as a matter of applicable Law, their sole and exclusive remedy with respect to any and all monetary damages for any breach of any re presentation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9.  But nothing in this Section 9.9 shall limit any Person's rights under Section 10.7.

9.10Effect of Investigation.   The representations, warranties and covenants of a Person, and a Person's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of a Person (including by any of its Representatives or by reason of the fact the Person seeking indemnification, or any of its Representatives, knew or should have known that any such representation or warranty is, was or might be inaccurate), including as a result of Target's or any Selling Party's notification to Acquiror of specific matters prior to Closing.

9.11Materiality Scrape.  Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Section 9 (but not for purposes of determining whether a representation and warranty has been breached), the representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect or similar materiality qualifiers shall be deemed to be made without such Material Adverse Effect or other materiality qualifiers.

10.General Provisions.

10.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered:  (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)        if to Acquiror or Merger Sub, to:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attention:  President

Fax:  (502) 891-8067

Tel:  (502) 891-1042

Email:  steveguenthner@almostfamily.com

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky  40202

Attention: Scott Dolson

Fax: (502) 581-1087

Tel: (502) 568-0203

Email:  sdolson@fbtlaw.com

(b)        if to Target, to:

David Tramontana

4700 E. Galbraith Road, Suite 302

Cincinnati, OH 45236

Fax: (937) 299-2213

Tel: (513) 924-3690

Email: DTramontana@blackstonehc.com

with a copy to:

Coolidge Wall Co., L.P.A.

33 West First Street

Suite 200

Dayton, Ohio 45402

Attention: Sam Warwar, Esq.

Fax: 937-223-6705

Tel: 937-223-8177

Email: warwar@coollaw.com

(c)        if to Selling Parties' Agent, to:

David Brixey

2991 Newmark Drive

Miamisburg, OH 45342

Fax: (937) 291-4120

Tel: (937) 291-4110

Email: david.brixey@brixeyandmeyer.com

10.2Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic (PDF) transmission (each of which shall be deemed an original).

10.3Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule,  (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.

10.4Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5Governing Law; Venue; Waiver of Jury Trial.

(a)        This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky applicable to parties residing in Kentucky, without regard to applicable principles of conflicts of law.    The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the Kentucky Court of Justice,  Jefferson County,  Kentucky, or, if that court does not have jurisdiction, a federal court sitting in Louisville, Kentucky, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Kentucky, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)        TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE

CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.6Rules of Construction.  Each party acknowledges that such party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.7Specific Enforcement.

(a)        Acquiror acknowledges and agrees that the Selling Parties would be irreparably harmed and the Selling Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Acquiror in accordance with their specific terms or were otherwise breached.  Accordingly, Acquiror agrees that each Selling Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Selling Party is entitled at law or in equity.

(b)        Target and the Selling Parties acknowledges and agrees that Acquiror would be irreparably harmed and Acquiror would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Target in accordance with their specific terms or were otherwise breached.  Accordingly, Target and the Selling Parties agree that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

10.8Amendment; Waiver.

(a)        Acquiror and the Selling Parties’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Selling Parties' Agent.

(b)        Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.9Directors’ and Officers’ Indemnification and Insurance.

(a)        All rights relating to indemnification, exculpation and

advancement of expenses by Target existing in favor of those Persons who are directors and officers of Target as of the date of this Agreement (the "Target Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Target Charter Documents (as in effect as of the date of this Agreement) or in any agreement, shall survive the Merger and shall be observed by the Surviving Company to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 10.9(a) and the indemnification rights provided under this Section 10.9(a) until the disposition of such claim.  This Section 10.9(a) shall not limit or otherwise adversely affect any rights any Target Indemnified Person may have under any agreement with the Target or any of its subsidiaries, under the Target Charter Documents or other organization documents or otherwise under applicable Law.

(b)        Target shall purchase a "tail policy" for directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six years after the Closing, and if the premium for such insurance is not paid prior to Closing, the full amount of the premium shall be treated as a Transaction Expense.

(c)        The provisions of this Section 10.9 are intended to be for the benefit of, and enforceable by, each Target Indemnified Person and such Target Indemnified Person’s estate, heirs and representatives.

(d)        The obligations of the Surviving Company under this Section 10.9 shall continue in full force and effect for a period commencing as of the Closing and ending as of the earlier of (i) the six (6) year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which a Target Indemnified Person may be entitled to indemnification under this Section 10.9; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 10.9 asserted or made within such period shall continue until the final disposition of such claim.

10.10Expenses.  Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

10.11No Third-Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

10.12No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent's, Acquiror's or any of the Target Group's respective former, current or future direct or indirect directors, officers, employees, agents or managers (each a "Related Party" and collectively, the "Related Parties"), in each case other than Selling Parties, Acquiror, Parent or any of the Target Companies or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of Selling Parties, Acquiror, Parent or any of the Target Group under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.12 shall relieve or otherwise limit the liability of Selling Parties, Parent, Acquiror or any of the Target Group, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

10.13Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

 [signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
C. Steven Guenthner, President

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ C. Steven Guenthner
C. Steven Guenthner, President

AFAM ACQUISITION, LLC

By:	/s/ C. Steven Guenthner
C. Steven Guenthner, President

BLACK STONE OPERATIONS, LLC.

By:	/s/ David Tramontana
David Tramontana
CEO

BLACK STONE COMPANIES OF OHIO, INC.

By	/s/ David Tramontana
David Tramontana
CEO

ERH DEVELOPMENT, LLC

By	/s/ R. Douglas Spitler
R. Douglas Spitler
President

WARREN COUNTY COMMUNITY SERVICES, LLC

By	/s/ Eugene B. Rose
Eugene B. Rose
CEO

LEC COMMUNITY SERVICES, INC.

By	/s/ Scott M. McQuinn
Scott M. McQuinn
President and CEO

By	/s/ James L. Bowersox
James L. Bowersox
Treasurer and CFO

PRIMROSE RETIREMENT COMMUNITIES, LLC

By	/s/ William J Schefbauer II
William J Schaefbauer II
President

/s/ Kimberly Payne
Kimberly Payne

SELLING PARTIES' AGENT:

/s/ David Brixey
David BRIXEY

Attachments and Schedules

Attachment  A Key Employees of Target Group*

Attachment B Acquiror Notes (Promissory Notes to Sellers)*

Attachment C Escrow Agreement*

Attachment D Certificate of Merger*

Attachment E Agreed Accounting Principles*

Attachment F Allocation of Merger Consideration*

Attachment G Intentionally Deleted

Attachment H Form of Selling Parties Noncompetition Agreement*

Attachment I Target Group Project Working Capital Statement*

Disclosure Schedule – Exceptions to Representations and Warranties of Sellers and the Company and Certain Other Exceptions and Disclosures**

*The information scheduled at this Attachment has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

**Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.